UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FBL Financial Group, Inc.
(Exact name of registrant as specified in its charter)

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FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, IA 50266

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF FBL FINANCIAL GROUP, INC.

Date: Wednesday, May 18, 2016
Time: 1:00 p.m. Central Daylight Time
Place: FBL Financial Group, Inc. Corporate Headquarters
5400 University Avenue
West Des Moines, IA 50266

AGENDA:

1.	Elect a Board of Directors;
2.	Approve the material terms of performance goals under our Management Performance Plan;
3.	Approve the material terms of performance goals under our Cash-Based Restricted Stock Unit Plan;
4.	Approve the material terms of performance goals under our Cash-Based Restricted Surplus Unit Plan;
5.	Approve, by non-binding vote, a resolution regarding executive compensation; and
6.	Ratify the appointment of our Independent Registered Public Accounting Firm for 2016.
At the meeting we will also report on FBL's 2015 business results and other matters of interest to shareholders. Only shareholders who owned stock at the close of business on March 15, 2016 can vote at this meeting or any adjournments that may take place.
On March 31, 2016, we made available to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2016 proxy statement and annual report, and vote, online. The 2016 proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card and annual report, if you only received the Notice of Internet Availability of Proxy Materials by mail, or (ii) elect for subsequent years to receive your proxy statement, proxy card and annual report over the Internet, if you received them by mail this year.
Enclosed with this Notice of Annual Meeting is the 2016 proxy statement and proxy card, and the 2015 annual report on Form 10-K as filed with the Securities and Exchange Commission. The annual report on Form 10-K contains all information required to be included with an annual report to shareholders. In addition, you may view our online annual report on the home page of our website, www.fblfinancial.com. Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet or by telephone, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may date, sign and mail the proxy card in the envelope provided.

By Order of the Board of Directors

/s/ Denny J. Presnall
Denny J. Presnall
Secretary

March 31, 2016

Notice of Electronic Availability of Proxy Statement and Annual Report
As required by rules adopted by the Securities and Exchange Commission (“SEC”), FBL Financial Group, Inc. ("FBL" or the "Company") is making this proxy statement and proxy card, and its annual report on Form 10-K, available to shareholders electronically via the Internet. On March 31, 2016, we began mailing our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report, and vote, online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review online all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet.
If you received a Notice by mail and would like to receive a paper copy of our proxy materials, you must request one. There is no charge to you for requesting a paper copy. If you received a paper copy of our proxy materials and want to receive an electronic copy, you must request one. There is no charge to you for requesting an electronic copy.

Please make your request for a paper copy or electronic copy of proxy materials related to the May 18, 2016 shareholders meeting on or before May 4, 2016 to facilitate timely delivery.
You may make your request using one of the following methods:

•	By telephone: 1-800-579-1639

•	By e-mail: sendmaterial@proxyvote.com (if requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number [located on the Notice] in the subject line)

•	By Internet: www.proxyvote.com

QUESTIONS AND ANSWERS

1	Q:	On what may I vote?
	A:	1) the election of four Class A directors;
2) the approval of the material terms of performance goals under our Management Performance Plan;
3) the approval of the material terms of performance goals under our Cash-Based Restricted Stock Unit Plan;
4) the approval of the material terms of performance goals under our Cash-Based Restricted Surplus Unit Plan;
5) the non-binding approval of a resolution regarding executive compensation; and
6) the ratification of the appointment of our Independent Registered Public Accounting Firm for 2016.

2	Q:	How does the Board recommend I vote on the proposals?
A:
The Board recommends a vote FOR each of the nominees for Class A directors, FOR the approval of the material terms of performance goals under the Management Performance Plan, FOR the approval of the material terms of performance goals under the Cash-Based Restricted Stock Unit Plan, FOR the approval of the material terms of performance goals under the Cash-Based Restricted Surplus Unit Plan, FOR the advisory vote on executive compensation and FOR ratification of the appointment of the Independent Registered Accounting Firm.

3	Q:	Why are there only four Class A director nominees?
A:
We use the controlled company exemption under New York Stock Exchange ("NYSE") corporate governance rules. This permits a company with a majority shareholder not to have a majority of its directors be independent and to vary the makeup of certain director committees. This year the Class B common shareholders will elect six Class B directors, and the Class A common and Series B preferred shareholders will elect four Class A directors. The four Class A director nominees include the CEO and three independent directors.

4	Q:	Who is entitled to vote?
	A:	Shareholders as of the close of business on March 15, 2016 (the record date) are entitled to vote at the annual meeting.

5	Q:	How do I vote?
A:
Depending on the form of proxy or voting instructions you receive, you may follow directions to cast your vote by telephone or over the Internet. Or, if you receive a printed proxy card, you may sign and date it and return it in the pre-paid envelope. If you return your signed proxy card but do not indicate how you wish to vote, your shares will be voted in accordance with the Board's recommendations. Regardless of the method of voting you use, you have the right to revoke your proxy at any time before the meeting by: 1) notifying FBL's corporate secretary, 2) voting in person or 3) returning a later dated proxy.

6	Q:	Who will count the votes?
A:
We have retained Broadridge Investor Communication Solutions, Inc. ("Broadridge") to distribute our proxy materials, receive the proxies and tabulate the results. Broadridge's report will be reviewed by an employee of our legal department who will be appointed as the inspector of election.

7	Q:	Is my vote confidential?
A:
Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to Broadridge. An image of them may be forwarded to us after the meeting. We would not release information identifying individual shareholders unless legally required to do so. We do not receive any identifying information regarding how employees vote Class A common shares held in their 401(k) accounts.

8	Q:	What shares are included in the proxies?
A:
Your proxy represents all of your shares, including those in our direct stock purchase plan administered by our transfer agent, American Stock Transfer & Trust Company. Shares held in custody by Principal Financial Group for the 401(k) plan for employees are represented by a separate voting instruction. If you do not vote by telephone or Internet or return your proxy cards, your shares will not be voted. If employees do not vote by Internet or return their voting instruction card, their shares in the 401(k) plan will be voted in proportion to the votes instructed by other employees.

9	Q:	What does it mean if I get more than one Notice?
A:
If your shares are registered differently and are in more than one account, you may receive more than one Notice. Respond to each Notice to insure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, American Stock Transfer & Trust Company, at (866) 892-5627. Employees will receive a separate voter instruction card for shares in the 401(k) plan, in addition to a Notice for any shares owned directly.

10	Q:	How many shares can vote?
A:
As of the record date, March 15, 2016, 24,825,240 shares of Class A common stock, 11,413 shares of Class B common stock and 5,000,000 shares of Series B preferred stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share held. Each share of Series B preferred stock is entitled to two votes. In summary, there were a total of 34,836,653 eligible votes as of the record date. The Class A common shareholders and the Series B preferred shareholders vote together to elect the Class A directors; the Class B common shareholders elect the Class B directors. The Class A common shareholders and the Series B preferred shareholders vote together as one class, and the Class B common shareholders vote as one class, on all other matters.

11	Q:	What is a “quorum”?
A:
A “quorum” means that holders of shares representing a majority of the outstanding votes are present at the meeting in person or represented by proxy. There must be a quorum for the meeting to be held. Directors must receive a plurality of votes cast to be elected. The other proposals at this meeting must receive more than 50% of the votes cast in each voting group to be adopted. If you submit a properly executed proxy, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions and broker non-votes are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

12	Q:	Who can attend the annual meeting?
	A:	Your directors and management look forward to personally greeting any shareholders who are able to attend. However, only persons who were shareholders on March 15, 2016 can vote.

13	Q:	How will voting on any other business be conducted?
A:
Although we do not know of any business to be conducted at the 2016 annual meeting other than the proposals described in this proxy statement, if any other business is presented at the annual meeting, giving your proxy authorizes Craig Hill, FBL's Chairman, and Jim Brannen, FBL's Chief Executive Officer, to vote on such matters at their discretion.

14	Q:	Who are the largest shareholders?
A:
See "Stock Ownership of Certain Beneficial Owners and Management" for information concerning security ownership by each person who is known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities as of February 29, 2016.

15	Q:	How are the Class B directors elected?
A:
Only Farm Bureau organizations affiliated with the American Farm Bureau Federation and in whose geographic territory the Company's insurance subsidiaries use the Farm Bureau name and logo may own Class B common stock. Farm Bureau organizations or their affiliates in fourteen Midwestern and Western states own Class B shares. By agreement, only presidents of the fourteen state Farm Bureau organizations, and one officer of a state Farm Bureau entity, are eligible for nomination as the six Class B directors. The Class B nominating committee is made up of the presidents of the fourteen state Farm Bureau organizations, who meet annually to determine the nominees. Their determinations are made based on the voting power of the organizations they represent. All of the Class B owners have agreed they will vote to elect the named nominees as Class B directors. It is expected that the President and an additional officer of the Iowa Farm Bureau Federation will both be Class B directors, as long as that organization remains the largest shareholder.

16	Q:	When are shareholder proposals for the next annual meeting due?
A:
All shareholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266 by December 1, 2016. You must have held the lesser of $2,000 market value or 1% of the Company's securities entitled to vote on the proposal, for at least one year before submitting a proposal, and you must continue to hold those securities through the date of the meeting.

FBL's advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the annual meeting must be submitted to the Corporate Secretary at the above address not less than 120 days before the first anniversary of the prior year's annual meeting, which would be no later than January 18, 2017. That notice needs to include as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought, the reasons for conducting such business and any material interest in such business of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (ii) the name and address of, and class and number of shares owned beneficially and of record by, the shareholder and beneficial owner; and (iii) in the event that such business includes a proposal to amend either the articles of incorporation or the bylaws, the language of the proposed amendment. The shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

17	Q:	Can a shareholder nominate someone as a director of the Company?
A:
As a shareholder of record, you may recommend any person as a nominee for Class A director. Recommendations are made by writing to the Secretary of the Company not less than 120 days prior to the first anniversary of the prior year's annual meeting. Your notice needs to set forth your name and address, the name, address, age and principal occupation or employment of the person to be nominated, a representation that you are a record holder of Class A common stock, and intend to appear in person or proxy at the meeting to nominate the person specified, the number and class of shares you own and the number and class of shares, if any, owned by the nominee. You also need to describe any arrangements between you and the nominee and other information as required by the Securities Exchange Act of 1934 and the rules and regulations thereunder, including the nominee's written consent to being named in a proxy statement and to serve as a director if elected. Nominations for Class B directors are governed by an agreement between all the holders of Class B common stock.

CORPORATE GOVERNANCE
Company Business
The Company is a holding company which markets individual life insurance and annuity products through distribution channels of our subsidiary Farm Bureau Life Insurance Company ("Farm Bureau Life"), principally under the consumer brand name Farm Bureau Financial Services. The Farm Bureau Life distribution channel markets to Farm Bureau members and other individuals and businesses in the Midwestern and Western sections of the United States. In addition, in the state of Colorado, we offer life insurance and annuity products through a subsidiary of Farm Bureau Life, Greenfields Life Insurance Company.
In addition, we manage all aspects of two Farm Bureau affiliated property-casualty insurance companies, Farm Bureau Property & Casualty Insurance Company ("Farm Bureau Property & Casualty") and Western Agricultural Insurance Company ("Western Ag"), which operate predominately in eight states in the Midwest and West.
Board Organization
The Company utilizes the "controlled company" exemption under the NYSE corporate governance standards because the Company has a majority shareholder, the Iowa Farm Bureau Federation. Under the controlled company exemption, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is not required to have a majority of the Board of Directors consist of independent directors, and the corporate governance and compensation committees are not required to consist only of independent directors. The Company's Audit Committee continues to consist of three independent directors.
The Board makes its own determinations from time to time of what form of Board leadership works best for the Company. However, as long as the Company has a single shareholder owning a significant voting block, it is expected that a representative of that shareholder will be Chairman of the Board, and that the Board will not choose to have the same individual serve as Chairman and Chief Executive Officer of the Company. So long as the Chairman of the Board is affiliated with the majority shareholder, the Board, by action of the independent directors, expects to appoint a Lead Director who will conduct any separate meetings of non-management and independent directors and have such other duties and responsibilities as are set by the Board from time to time. The majority shareholder and the Board have determined that this leadership structure gives appropriate deference to the economic interests of the majority shareholder and the other Farm Bureau-affiliated shareholders, while encouraging valuable input and oversight from the independent directors.
Under this arrangement, Craig Hill, President of the Iowa Farm Bureau Federation, is the Chairman of the Board of FBL. The independent directors have elected Jerry Chicoine as the Lead Director. He was also elected Vice Chairman of the Board and appointed to the Executive Committee. The Lead Director, among other matters, facilitates communications among directors, works with the Chief Executive Officer to ensure appropriate information flow to the Board and chairs an executive session of the non-management directors, and of the independent directors, at each formal Board meeting.

Except as otherwise specified in the Company's bylaws, assignments to, and chairs of, the committees are recommended by the Class A Nominating and Corporate Governance Committee and selected by the Board. All committees report on their activities to the Board. See “Further Information Concerning the Board of Directors” for more information regarding the membership and workings of the various committees.
Corporate Governance Guidelines
The Board of Directors adopted governance guidelines for the Company and the Board to ensure effective corporate governance. The governance principles are summarized below, and the full text of the governance guidelines is posted on the Company's website at www.fblfinancial.com.
Objective of the Board of Directors
The business of FBL is managed under the direction of the Board. The Board represents the interests of the shareholders; as such, it oversees the strategic direction and conduct of the Company's business activities so as to enhance the long-term value of the Company. One of the Board's principal roles is to select and oversee a well-qualified and responsible Chief Executive Officer and management team to run the Company on a daily basis.
Board and Board Committee Responsibilities Include:

•	Nominate Board candidates for election by the shareholders;

•	Oversee management, including the selection, monitoring, evaluation and compensation of the Chief Executive Officer and other senior executives;

•	Oversee compliance with laws, regulations and ethical behaviors;

•	Understand the major risks in the Company's business and available risk management techniques and confirm that control procedures are adequate;

•	Promote integrity and candor in the audit of the Company's financial statements and operations, and in all financial reporting and disclosures;

•	Review and approve management's strategic and business plans;

•	Review and approve major transactions, financial plans, objectives and actions, including significant capital allocations and expenditures;

•	Monitor management's performance of its plans and objectives and advise management on significant decisions; and

•	Assess its own effectiveness.
Board Operation
The Board normally has four regularly scheduled meetings each year and special meetings as needed. Committee meetings are normally held in conjunction with Board meetings, plus additional meetings as needed. The Chairman, the Lead Director, the Board and the committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages communication, meaningful participation, and timely resolution of issues. Directors receive the agenda and materials in advance of meetings and may ask for additional information from, or meet with, senior management at any time. Strategic planning sessions are held periodically at regular Board meetings. Board education sessions are held at least annually. In 2015, all directors attended educational training sessions.
Board's Role in Risk Oversight
The Board of Directors is responsible for risk oversight. The Audit Committee monitors financial reporting risks and enterprise risk management (ERM). The Management Development and Compensation Committee reviews the potential of risks being related to or created by compensation and incentive systems. It concluded in March 2016 that the Company's compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.
The Company's management team monitors all other risks on an ongoing basis. An employee-staffed Enterprise Risk Management Committee is responsible for identifying risks that impact any and all of our businesses, establishing a reporting system to insure that each risk is being dealt with appropriately and communicating results regularly to the management team, Audit Committee and Board of Directors. The Enterprise Risk Management Committee monitors quarterly surveys of the identified risks for possible elevations or changes in risk status with relation to established risk tolerances. A “dashboard” report is provided quarterly to the management team and the Audit Committee for their assessments of the risks.
Board Advisers
The Board and its committees (consistent with their respective charters) may retain their own advisers and consultants as they consider necessary to carry out their responsibilities.

Board Evaluation
The Class A Nominating and Corporate Governance Committee coordinates an annual evaluation process by the directors of the Board's performance and procedures, including evaluation of committee performance. The Board and each of the standing committees have conducted annual evaluations of their performance and procedures, including the adequacy of their charters, as established in the bylaws and charter documents.
Board Compensation
The Management Development and Compensation Committee, in accordance with the policies and principles set forth in its charter, reviews and makes recommendations to the full Board with respect to the compensation of directors. As part of such review, the Management Development and Compensation Committee periodically reviews director compensation, including additional compensation for committee members, in comparison to companies that are similarly situated to ensure that such compensation is reasonable, competitive and customary. In addition, the Board will review all consulting contracts with, or other arrangements that provide other indirect forms of compensation to, any director or former director.
Director Share Ownership Guidelines
To more closely align the interests of directors and the Company's shareholders, the Board has determined that directors are required to own FBL stock worth three times their annual retainer within five years of becoming a director. The annual retainer is $30,000 for Class A directors and $12,500 for Class B directors, resulting in a share value ownership requirement equivalent to $90,000 for Class A directors and $37,500 for Class B directors. "Ownership" includes shares owned outright, beneficially, in retirement plans, represented by restricted stock units ("RSUs") and vested but unexercised stock options. Directors may choose to receive some or all director fees in cash-settled share equivalent units under the Directors Compensation Plan, which are recognized as the ownership of equivalent shares for purposes of the share ownership guidelines. For Class B directors, "ownership" includes any Class A and Class B common stock and Series B preferred stock owned by the Class B shareholder which is represented on the Board by such Class B director. All directors have met or are on track to meet the ownership requirements.
Corporate Conduct
We have adopted a Code of Business Ethics and Conduct that applies to all employees, officers and directors of the Company and meets the requirements of a "code of business conduct and ethics" under the listing standards of the NYSE. We have also adopted a Code of Ethics for Senior Financial Officers that meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. Both the Code of Business Ethics and Conduct and the Code of Ethics for Senior Financial Officers (together, the "Codes") are posted on our website at www.fblfinancial.com under the heading Corporate Governance - Governance Documents. Any amendments to the Codes are promptly incorporated into the website posting. We intend to disclose any waivers of the Codes for executive officers or directors on our website. The Company has also adopted a Corporate Compliance Manual, which memorializes compliance practices.
Communications with the Board of Directors
The Board has established a process for shareholders and other interested parties to communicate with members of the Board, including the Lead Director. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you can mail materials c/o Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, IA 50266, or e-mail Contact.Board@FBLFinancial.com.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
The following table illustrates a schedule of cash compensation payable to the directors.

Non-employee directors annual fee	$45,000
Class A Director retainer	30,000
Class B Director retainer	12,500
Board meeting fees	1,500
Board telephonic meeting fees	1,000
Committee meeting fees
Audit	1,000
Management Development and Compensation	1,000
Class A Nominating and Corporate Governance	1,000
Executive	1,000
Class B Nominating By telephone	500 250
Other Retainers
Lead Director	10,000
Audit chair	10,000
Management Development and Compensation chair	10,000
Class A Nominating and Corporate Governance chair	5,000
Directors may elect to receive their fees in cash or in cash-settled deferred stock equivalent units pursuant to the Director Compensation Plan. All directors are reimbursed for travel expenses incurred in attending Board and committee meetings.

2015 Director Compensation Table
	Fees Earned/Paid in Cash(d)	Stock Awards	All Other Compensation	Total
Name(a)	$	$	$	$
Roger K. Brooks	104,000	─	─	104,000
Jerry L. Chicoine	115,000	─	─	115,000
Richard W. Felts	52,000	—	107	52,107
Joe D. Heinrich(b)	53,000	─	─	53,000
Craig D. Hill(c)	—	66,281	─	66,281
Paul E. Larson	98,500	─	─	98,500
Frank S. Priestley	53,000	─	148	53,148
Kevin G. Rogers	60,500	─	─	60,500
Scott E. VanderWal	56,000	─	─	56,000

(a)
Excludes Mr. Brannen, who as Chief Executive Officer of the Company was not separately compensated for his service as a director. See "Executive Compensation" and "Summary Compensation Table" for further information regarding Mr. Brannen's compensation.

(b)
Mr. Heinrich is an officer of the Iowa Farm Bureau Federation. Of the indicated compensation amount, a portion of that payable to Mr. Heinrich is paid to the Iowa Farm Bureau Federation, and he is separately compensated by that organization for his services, including service as a director of the Company.

(c)
As a corporate officer, Mr. Hill is also considered an employee of the Company. As such, he received stock awards consisting of service-based cash-settled restricted stock units which vest and are paid over a five-year period.

(d)
Various directors have elected to defer various amounts of earned fees to the Director Compensation Plan, a nonqualified deferred compensation vehicle which accumulates cash-settled restricted stock units based on the market price of the Company's Class A common stock on the date of fee payments. The Director Compensation Plan also accumulates dividend equivalents on the restricted stock units at the same rate as dividend payments on the Company's Class A common stock.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
The Board of Directors met five times during 2015. All of the directors attended at least 75% of the Board meetings and committee meetings of which they were members. The Company has adopted a formal policy that attendance of directors at the annual shareholder meeting is expected; all directors then in office attended the last annual meeting in May 2015.
The committees of the Board of Directors and the number of meetings held by each committee in 2015 were:

Number of Meetings Held During 2015
Committee Name
Executive Committee	5
Audit Committee	8
Management Development and Compensation Committee	5
Class A Nominating and Corporate Governance Committee	2
Class B Nominating Committee	1
The Executive Committee is composed of Messrs. Hill (Chair), Brannen, Chicoine, Rogers and Denny J. Presnall, Secretary of the Company, who is Executive Secretary of the Iowa Farm Bureau Federation. The Executive Committee may exercise all powers of the Board of Directors during intervals between meetings of the Board, with certain exceptions.
The Audit Committee consists of Messrs. Larson (Chair), Brooks and Chicoine. The Audit Committee must include only Class A directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Board of Directors has determined that the above members of the Audit Committee meet such standards, and further that all are “financially literate” and have “accounting or related financial management expertise,” as required by the NYSE Listed Company Manual. Further, the Board of Directors has determined that all members are “audit committee financial experts,” as that term is defined in SEC regulations.
The Audit Committee hires FBL's Independent Registered Public Accounting Firm and reviews the professional services to be provided by the firm and its independence from our management. The Audit Committee also reviews the scope of the audit by the Independent Registered Public Accounting Firm and its fees, our annual and quarterly financial statements and related filings with the SEC, the system of internal accounting controls and other matters involving the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, oversees risk analysis and meets quarterly with members of the internal audit staff. The Audit Committee is required to review with the Independent Registered Public Accounting Firm and management any material transaction or series of similar transactions to which FBL was, within the past year, or is currently expected to be, a party, and with respect to which a director, executive officer, or holder of more than five percent of any class of voting stock of the Company is a party. Additionally, if the Audit Committee determines that any transaction or proposed transaction between FBL and Farm Bureau Property & Casualty may be unfair to FBL, the Board is required to submit the matter to a coordinating committee for resolution. A copy of the current Audit Committee Charter is available on our website, www.fblfinancial.com.
The Management Development and Compensation Committee consists of Messrs. Brooks (Chair), Chicoine, Rogers and VanderWal. A Stock Subcommittee consisting only of the two independent directors has been formed to manage equity-based security grants and performance terms under Section 16 of the Securities Exchange Act and Section 162(m) of the Internal Revenue Code, respectively. The Committee's responsibilities are to assure that the executive officers of the Company and its wholly-owned affiliates are compensated effectively in a manner consistent with the shareholders' interests and consistent with the compensation strategy of the Company, internal equity considerations, competitive practice and the requirements of the appropriate regulatory bodies, to oversee hiring, promotion and development of executive talent within the Company, including management succession planning and review, and to administer any benefit plans related to or based on the Company's equity securities. The committee has full responsibility for determining the compensation of the Chief Executive Officer, in conjunction with the Board's review of the Chief Executive Officer's performance. The committee has adopted a Management Development and Compensation Committee Charter which can be found on our website, www.fblfinancial.com.
The Class A Nominating and Corporate Governance Committee is composed of Messrs. Chicoine (Chair), Felts and Heinrich. The responsibilities of the Class A Nominating and Corporate Governance Committee include assisting the Board in (i) identifying qualified individuals to become Class A directors, consistent with criteria approved by the Board, (ii) determining the composition of the Board of Directors and its committees, (iii) monitoring a process to assess Board effectiveness and (iv) developing and implementing the Company's corporate governance guidelines. The Class A Nominating and Corporate Governance Committee also takes the lead in preparing and conducting annual assessments of Board and committee performance, and makes recommendations to the Board for improvements in the Board's operations. It also periodically reviews other matters involving the Company's corporate governance, including director education and the size of the Board, and recommends appropriate changes to the Board. The committee's charter and the corporate governance guidelines are available on our website, www.fblfinancial.com.
The Class B Nominating Committee reviews nominations for election to the Board as Class B directors pursuant to a shareholders agreement among the Class B shareholders, and nominates candidates to fill Class B director vacancies. The Committee members are the presidents of the fourteen state Farm Bureau organizations in the trade area of Farm Bureau Life, including those who are current Class B directors. Mr. Hill chairs the committee.

In addition to the Board committees, we have established several operational committees consisting of employees, the activities of which are reported to the Board. Mr. Brannen sits on some of these committees in his capacity as Chief Executive Officer. The Board may establish other committees in its discretion.

PROPOSAL NUMBER ONE ─ ELECTION OF CLASS A DIRECTORS
There are four nominees for election as Class A directors, to be elected by the vote of the Class A common shareholders and Series B preferred shareholders, voting together as a single class. One nominee is the Chief Executive Officer of the Company and three nominees are independent of management. Each of the nominees have previously been elected by the shareholders. The Board of Directors, based on information received in questionnaires and in personal interviews, has determined that all nominees are qualified to serve, and the three independent nominees ─ Messrs. Brooks, Chicoine and Larson ─ possess the degree of independence from management and from the Company mandated by the SEC and NYSE.
Process of Nominations
The Class A Nominating and Corporate Governance Committee identifies potential Board candidates from its own network of business and industry contacts, and from recommendations from other directors, Class B shareholders and management. The committee will consider nominations made by Class A shareholders, as explained in the answer to question 17 under "Questions and Answers." The Board has established criteria for the committee to use in assessing nominees in the areas of competency, skills/experience and personal representations.
Competency includes: integrity, accountability, independent thought process, high performance standards and business credibility, freedom from conflict, adequate time to fulfill duties and attributes to fit into any existing needs of the Board.
Skills/experience include: financial literacy, executive experience, leadership skills, technical skills in identified areas of need, fortitude to make and stand behind tough decisions and achievement in business, career, education and community; agribusiness or public company experience is a plus.
Personal representations include: express strong values and integrity of character, make informed judgments, maturity and confidence of judgment, courage of convictions, loyalty, committed to representing long-term interests of the shareholders, strong support of "duties of care", diligence of a reasonably prudent person, will act in good faith, rationally and fair, practical wisdom, commitment to develop knowledge to advance the interests of the Company and the industry, commitment to prepare for and attend meetings and willingness to resign upon significant changes in abilities or value of contribution due to altered employment status, residency, geographic location or health.
The committee will review the preceding criteria along with the candidates' qualifications to determine if they possess several of the following characteristics: business and financial acumen, knowledge of the insurance and financial services industries, knowledge of agriculture and agricultural businesses and prior experience as a director. Additionally, the Board believes that it is desirable that the Board members represent diverse viewpoints and have unique thinking due to diverse experiences. The Board is not limited by a formal policy with respect to diversity; the committee considers several types of diversity, including diversity of education, professional experience, skills, geography, gender, age and life experience. The committee also reviews the candidate's independence from the Company and its management, based on responses to written questions, background checks and personal interviews.
Independence Determinations
In making its independence determinations, the Board specifically reviewed information that Director Paul E. Larson is also a director of Wellmark, Inc. and Wellmark of South Dakota, Inc., which provide Blue Cross-Blue Shield health insurance policies sold by agents of the Company's insurance affiliates in Iowa and South Dakota. The Company's managed affiliate, Farm Bureau Property & Casualty, received approximately $15.9 million of commission income for such sales in 2015, approximately 90% of which was in turn paid out as commissions and royalties. The financial results of this managed affiliate are not consolidated with the Company, and it has its own separate board of directors, not including Mr. Larson. Mr. Larson is not an officer or shareholder of Wellmark. The amounts involved are below 2% of revenues of the affected companies. Mr. Larson is also a director of GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company, both being property/casualty insurers which are not in competition with the Company. Based on these facts, the Board determined that these relationships do not affect the independence of Mr. Larson.
There were no other relationships involving the independent directors and the Company that required an assessment of independence by the Board. All directors are elected annually, and serve a one-year term until the next annual meeting. If any director is unable to stand for election, the Board will designate a substitute. In that case, proxies voting for the original director candidate will be cast for the substituted candidate.

Nominees for Class A Director
Director Qualifications
The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to FBL and our Board. Finally, we value their significant experience on other public company and community boards of directors and board committees.
Attributes of Class A Nominees
In nominating the Class A Directors, the Class A Nominating and Corporate Governance Committee determined that the last sentence of each nominee's biographical paragraph which follows captures the essence of the specific experiences, qualifications, attributes or skills that qualify the person to serve as a director. Ages are as of December 31, 2015.

James P. Brannen, Chief Executive Officer and Class A director Member: Executive Committee Class A Director since 2013 Age: 53
Mr. Brannen was named interim Chief Executive Officer effective June 30, 2012, and Chief Executive Officer on August 23, 2012. Prior to his appointment as Chief Executive Officer, he served as Chief Financial Officer, Chief Administrative Officer and Treasurer since 2007. Mr. Brannen joined FBL in 1991 and held various positions in the tax and accounting areas prior to being named vice president - finance in 2000. Prior to joining FBL, Mr. Brannen managed corporate tax matters for insurance companies at Ernst &Young. Since October of 2015, Mr. Brannen has served on the board of directors of public company Great Western Bancorp, Inc. and its bank subsidiary, Great Western Bank. He is a graduate of the University of Iowa with a major in accounting. He is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants. Mr. Brannen serves in several civic and industry organizations, including the board of directors of United Way of Central Iowa, Board of Governors of the Property Casualty Insurance Association of America, and as President of the Federation of Iowa Insurers. We believe Mr. Brannen's qualifications to sit on our Board of Directors include his position as Chief Executive Officer and his intimate knowledge of the Company and the insurance industry gained through many years of employment.

Roger K. Brooks, Class A director Member: Audit and Management Development and Compensation Committees Class A Director since 2009 Age: 78
Mr. Brooks is the retired Chief Executive Officer and Chairman of AmerUs Group. He retired from AmerUs in 2005, after nearly 50 years of service. Mr. Brooks has served on numerous community boards and is a member of the Iowa Insurance Hall of Fame and Iowa Business Hall of Fame. He was previously a Fellow of the Society of Actuaries. Mr. Brooks graduated magna cum laude with a bachelor's degree in mathematics from the University of Iowa. He also participated in Stanford University's Executive Program. We believe Mr. Brooks' qualifications to sit on our Board of Directors include his demonstrated insurance industry expertise and experience through his 50 year tenure at AmerUs Group, retiring as its Chief Executive Officer and Chairman.

Jerry L. Chicoine, Class A director, lead independent director and Vice Chairman of the Board
Member: Audit, Executive, Class A Nominating and Corporate Governance and Management Development and Compensation Committees
Class A Director since 1996 Age: 73

Mr. Chicoine retired effective January 1, 2001 as Chairman and Chief Executive Officer of Pioneer Hi-Bred International, Inc. He had served in those capacities since 1999, and was Pioneer's Executive Vice President and Chief Operating Officer since 1997. From 1988 to 1997 he had served as Senior Vice President and Chief Financial Officer of Pioneer. He was named a director of Pioneer in March 1998. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPAs in 1998. He was a partner in the accounting firm of McGladrey & Pullen from 1969 to 1986, and also holds a law degree. We believe Mr. Chicoine's qualifications to sit on our Board of Directors include his professional experience as a long-time practicing CPA, plus executive level business experience in an agricultural industry as the retired Chief Executive Officer of Pioneer Hi-Bred International, Inc.

Paul E. Larson, Class A director Member: Audit Committee Class A Director since 2004 Age: 63
Mr. Larson retired in 1999 as President of Equitable Life of Iowa and its subsidiary, USG Annuity and Life, after 22 years with the companies. Mr. Larson holds both a law degree and a certified public accountant designation. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPAs in 1999, and inducted into the American Institute of CPA's Business and Industry Hall of Fame in 2000. He is a member of the board of directors of non-public companies Wellmark, Inc., Wellmark of South Dakota, Inc., GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company. He was also a board member of EquiTrust Mutual Funds (which was then managed by one of our subsidiaries), where he was chair of the Audit Committee and the committee's financial expert. He resigned from the EquiTrust Mutual Funds board upon election to our Board in 2004. We believe Mr. Larson's qualifications to sit on our Board of Directors include his accounting and financial management background, and 20 years of experience with a public life insurance company.
YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES FOR CLASS A DIRECTOR.
Nominees for Class B Director, to be elected by the Class B Common Shareholders
Attributes of Class B Director Nominees
In nominating the Class B Directors, the Class B Nominating Committee determined that the last sentence of each nominee's biographical paragraph which follows, in capsule form, captures the essence of the specific experiences, qualifications, attributes or skills that qualify the person to serve as a director. Ages are as of December 31, 2015.

Craig D. Hill, Class B director, Chairman of the Board and chair of the Executive Committee Member: Executive and Class B Nominating Committees Class B Director 2002 to 2004, and since 2007 Age: 60
Mr. Hill was elected President of the Iowa Farm Bureau Federation and its subsidiary, Farm Bureau Management Corporation, in December 2011 and has served on its board of directors since 1989. He was its Vice President from 2001 to 2011. He served on the board of Farm Bureau Life from 1989 to 2007, and again from December 2011 when he also became its President. He has been on the board of Farm Bureau Property & Casualty since 1989, and also serves on the board of Western Ag. Mr. Hill is also a director of the American Farm Bureau Federation and FB BanCorp. Mr. Hill farms 1,000 acres of row crops and has a swine operation near Milo, Iowa. We believe Mr. Hill's qualifications to sit on our Board of Directors include his point of view as President of our majority shareholder, his experience as a director of our primary operating and managed companies and his knowledge of the rural marketplace.

Richard W. Felts, Class B director Member: Class B Nominating and Class A Nominating and Corporate Governance Committees Class B Director since 2015 Age: 67
Mr. Felts is President of the Kansas Farm Bureau and is a director of Farm Bureau Life and Farm Bureau Property & Casualty. He farms near Liberty, Kansas and is a partner in Felts Farms, a diversified grain and livestock operation. Mr. Felts earned a bachelor's degree in agriculture and animal science from Kansas State University. We believe Mr. Felts' qualifications to sit on our Board of Directors include his experience as a director of our primary operating and managed companies and his knowledge of agriculture and the rural marketplace for our insurance products.

Joe D. Heinrich, Class B director Member: Class A Nominating and Corporate Governance Committee Class B Director since 2013 Age: 54
Mr. Heinrich was elected Vice President of the Iowa Farm Bureau Federation in 2011 and to its board of directors in 2004. He is a director of Farm Bureau Property & Casualty and Western Ag. Mr. Heinrich and his family farm with his nephew. Together, they have a diversified operation including corn, soybeans, oats and hay, plus a beef cow-calf herd and a dairy operation. We believe Mr. Heinrich's qualifications to sit on our Board of Directors include his experience as a director of our primary operating subsidiary and managed companies, and his point of view as Vice President of our majority shareholder.

James A. Holte, Class B director Member: Class B Nominating Committee Class B Director since 2016 Age: 62

Mr. Holte was first elected as President of the Wisconsin Farm Bureau Federation in 2012 and has served on its board of directors since 1995. He is also a director of Farm Bureau Life and the American Farm Bureau Federation and is President and a director of Rural Mutual Insurance Company. Mr. Holte farms near Elk Mound, Wisconsin, raising beef cattle and growing corn, soybeans and alfalfa. We believe Mr. Holte's qualifications to sit on our Board of Directors include his experience as a director of our primary operating subsidiary and his knowledge of agriculture and the rural marketplace.

Kevin G. Rogers, Class B director Member: Executive, Class B Nominating and Management Development and Compensation Committees Class B Director since 2008 Age: 55
Mr. Rogers has been President of the Arizona Farm Bureau Federation since 2003. He also served on the board of the American Farm Bureau Federation and its executive committee for six years through 2010. He is a director of FB BanCorp. He is an officer of the Arizona Cotton Grower's Association and serves on the board of the National Cotton Council, the USDA's Cotton Board (chairman) and is on the USDA's Air Quality Task Force. Mr. Rogers is also a director of Farm Bureau Life, the chairman of Farm Bureau Property & Casualty and chairman of Western Ag. His family farms 7,000 acres in the Phoenix metropolitan area and produces cotton, alfalfa, wheat, barley and corn. We believe Mr. Rogers' qualifications to sit on our Board of Directors include his years of experience in the governance of Farm Bureau entities along with his experiences on various national and federal agricultural related boards.

Scott E. VanderWal, Class B director Member: Class B Nominating and Management Development and Compensation Committees Class B Director since 2011 Age: 52
Mr. VanderWal has been president of the South Dakota Farm Bureau Federation since 2004, and a member of its board of directors since 1997. He is also a member of the boards of directors of Farm Bureau Property & Casualty (since 2004), Farm Bureau Life (since 2004), Western Ag (since 2006), FB BanCorp (since 2004) and American Farm Bureau Federation (since 2006). In January of 2016, Mr. VanderWal was elected as the Vice President of the American Farm Bureau Federation. He previously served on the American Farm Bureau Federation audit committee for five years, including three years as chairman. He also serves as chair of the Farm Bureau Property & Casualty audit and budget committee. Mr. VanderWal received a bachelor's degree in General Agriculture, with a Plant Science minor, from South Dakota State University in 1985. Mr. VanderWal and his family are members of the First Reformed Church of Volga, South Dakota, where he has served as treasurer since 1986 and is currently serving as an elder on the board of directors. His family farm operation near Volga, South Dakota includes corn, soybeans, custom cattle feeding and custom harvesting. Mr. VanderWal does the overall financial management, accounting, crop management and planning for the farm operation. He has also participated in agricultural trade and marketing trips to Brazil, China, Switzerland, Cuba, Panama and Colombia. We believe Mr. VanderWal's qualifications to sit on our Board of Directors include his experience as a director of our primary operating subsidiary and managed companies, and his knowledge of the rural marketplace.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows how many shares of Class A common stock were beneficially owned, as of February 29, 2016, by each director and named executive officer, individually, and the directors and executive officers (as designated by the Board of Directors) as a group. The percentage of FBL Class A common shares beneficially owned by any director or executive officer does not exceed 1%, and by all directors and executive officers as a group does not exceed 1%.

Name	Shares Beneficially Owned
James P. Brannen	24,537	(a)(b)
Roger K. Brooks	2,849
Jerry L. Chicoine	65,513	(c)
Richard W. Felts	—
Charles T. Happel	5,551	(a)
Joe D. Heinrich	—
Craig D. Hill	1,000
James A. Holte	—
Paul E. Larson	15,076	(c)
Daniel D. Pitcher	10,351	(a)
Kevin G. Rogers	1,200
Donald J. Seibel	20,535	(a)(b)(d)
D. Scott Stice	—
Scott E. VanderWal	6,000	(e)
All directors and executive officers as a group (17 persons, including those listed above)	157,308

(a)	Includes share units held in the 401(k) Savings Plan equivalent to the following shares: Brannen, 11,625; Happel, 1,428; Pitcher, 10,351; and Seibel, 1,486.

(b)
Includes share equivalent units held in the Executive Salary and Bonus Deferred Compensation Plan and the Employer Match Deferred Compensation Plan for the following named executive officers: Brannen, 12,912; and Seibel, 6,772.

(c)	Includes deferred units in the Director Compensation Plan equivalent to the following shares: Chicoine, 45,254; and Larson, 5,723.

(d)	Includes 5,278 shares for which Mr. Seibel shares voting and investment power with his spouse.

(e)	Includes shares subject to options exercisable within 60 days for the following non-management directors: VanderWal, 4,000.

Set forth below is information as of February 29, 2016 concerning security ownership by each person who is known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities.

Name and Address	Class A Common Stock		Class B Common Stock		Series B Preferred Stock
	Shares Beneficially Owned	% of Class	Shares Beneficially Owned	% of Class	Shares Beneficially Owned	% of Class
Iowa Farm Bureau Federation (a) 5400 University Ave. West Des Moines, IA 50266	14,760,303	59.5%	7,619	66.8%	5,000,000	100.0%
Dimensional Fund Advisors LP (b) Building One 6300 Bee Cave Rd. Austin, TX 78746	2,342,328	9.4%	—	—	—	—
Farm Bureau Mutual Holding Company (a)(c) 5400 University Ave. West Des Moines, IA 50266	199,016	0.8%	2,390	20.9%	—	—

(a)
The Class B common stock is convertible into an equal number of shares of Class A common stock at the election of the holder. Shares listed under "Class A common stock - shares beneficially owned" do not include shares deemed to be owned as a result of the shareholder's ownership of Class B common stock.

(b)
Information is as of December 31, 2015 based on a Schedule 13G/A filed with the SEC. Dimensional Fund Advisors LP ("Dimensional") has sole voting power with respect to 2,322,457 shares of Class A common stock and sole dispositive power with respect to 2,342,328 shares of Class A common stock. Dimensional has indicated that it has beneficial ownership with respect to the shares as a result of acting as an investment adviser to four investment companies and acting as investment manager to certain other commingled funds, group trusts and separate accounts. Dimensional disclaims beneficial ownership.

(c)	Ownership is through indirect subsidiaries Farm Bureau Property & Casualty and Western Ag.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act requires certain officers and directors of a public company, and persons who own more than ten percent of a registered class of a public company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2015 our executive officers, directors and ten-percent shareholders complied with all Section 16(a) filing requirements applicable to them.

EXECUTIVE OFFICERS
Our executive and other officers provide services to the Company and to certain affiliates. Services performed for affiliates are charged to the affiliates on the basis of a time allocation and the affiliates are required to reimburse the Company for the cost of services. As explained in the section “Certain Relationships and Related Party Transactions - Management and Marketing Agreements,” we receive management fees for managing certain affiliates whose financial statements are not consolidated with ours.
The executive officers of the Company, as named by the Board of Directors, are as follows:

Name	Age	Position
James P. Brannen	53	Chief Executive Officer
Donald J. Seibel	52	Chief Financial Officer and Treasurer
Daniel G. Greteman	52	Chief Information Officer
Charles T. Happel	54	Chief Investment Officer
David A. McNeill	61	General Counsel
Daniel D. Pitcher	54	Chief Operating Officer - Property Casualty Companies
D. Scott Stice	47	Chief Marketing Officer
Raymond W. Wasilewski	57	Chief Operating Officer - Life Companies
The following describes the business experience, principal occupation and employment during the last five years of the executive officers:
Biographical information for Mr. Brannen is found above under “Proposal Number One - Election of Class A Directors.”
Donald J. Seibel was named Chief Financial Officer and Treasurer in August 2012. He had been Vice President - Finance and a member of the executive management team since 2007. Mr. Seibel joined FBL in 1996 and became GAAP accounting vice president in 1998 and vice president-accounting in 2002. Prior to joining FBL, Mr. Seibel worked in public accounting at Ernst & Young. Mr. Seibel holds a bachelor's degree in accounting from Iowa State University, is a certified public accountant and chartered global management accountant, a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants, and holds the Fellow Life Office Management Institute (FLMI) certification. Mr. Seibel is also active in civic and industry organizations, currently serving on the board of directors of Greater Des Moines Habitat for Humanity and Variety - The Children's Charity.
Daniel G. Greteman was named Chief Information Officer in January 2015. He has experience in leading and providing information technology solutions for a variety of businesses in the insurance and communications industries. Prior to joining FBL, Mr. Greteman held management positions at Nationwide, most recently serving as Senior Vice President and Chief Information Officer of the Allied Group Information Technology (AGIT). Prior to Nationwide, he was a partner at Accenture, a global management consulting, technology services and outsourcing company. Mr. Greteman holds a Bachelor of Science degree in Computer Engineering from Iowa State University. He is an executive board member and secretary of the Technology Association of Iowa and is a board member for Living History Farms, an open-air museum with a mission to educate and demonstrate 300 years of Iowa's agricultural history.
Charles T. Happel, CFA, is Chief Investment Officer. He joined the Company in 1984 as a Farm Bureau Financial Services agent, moving to the corporate office in 1986 as a consultant for investment products. He became a Securities Analyst in 1989. He was promoted to Senior Portfolio Manager for Tax-preferenced Securities in 1999, managing portfolios of municipal bonds, preferred stock, and in 2000, the EquiTrust Value Growth and EquiTrust Managed portfolios. Mr. Happel became Securities Vice President in 2001, developing and executing strategy for property-casualty and equity mutual fund portfolios. He assumed the position of Vice President - Investments in August 2008, and was named Chief Investment Officer in September 2009. Mr. Happel is a graduate of the University of Northern Iowa, holds an MBA from Drake University and a number of industry designations, including CFA, CFP, FLMI, ChFC, CLU and CPCU. He is a member of the Iowa Society for Financial Analysts and the Association for Investment Management and Research.
David A. McNeill was named General Counsel in March 2009 and also served as Secretary from March 2009 until May 2013. He joined the Company in 1989 as counsel. Mr. McNeill received a B.A. from Simpson College in 1979 and a J.D. degree, with honors, from Drake Law School in 1985. He is a Chartered Life Underwriter and a member of the Polk County and Iowa Bar Associations, the Missouri Bar, and the Association of Corporate Counsel. Mr. McNeill serves as Secretary of the Kansas Life & Health Insurance Guaranty Association and as Vice Chairman of the Wyoming Life & Health Insurance Guaranty Association.
Daniel D. Pitcher is Chief Operating Officer – Property Casualty Companies. Prior to his current position, he served as vice president, property-casualty companies from 2007 to 2011. Mr. Pitcher joined FBL in 1998 and held various information system roles including as information systems vice president in 2002. Prior to joining FBL, Mr. Pitcher spent 15 years with Nationwide/Allied Insurance in various life and property casualty information systems roles. Mr. Pitcher holds a bachelor’s degree in business administration from Drake University and the FLMI certification.
D. Scott Stice was named Chief Marketing Officer in June 2013. He has overall responsibility for sales, marketing and distribution for the Company’s brand, Farm Bureau Financial Services, and its multiline exclusive agency force. Prior to joining FBL, Mr. Stice was Senior Vice President and head of field strategy and execution at Farmers Insurance from 2011 to 2013, and Senior Vice President Eastern Operations from 2008 to 2011. Mr. Stice began his insurance career with Farmers as an exclusive agent in 1990, and held various agency, marketing and field operations positions. Mr. Stice earned a bachelor's degree in business management and administration from the University of the Redlands, and an MBA from Pepperdine University. He serves on the board of directors and on the executive committee of Junior Achievement of Central Iowa.
Raymond W. (Ray) Wasilewski was named Chief Operating Officer – Life Companies in July 2014. Previously he had served as Chief Administrative Officer since May 2013, with responsibility for Information Technology, Human Resources and Agency Services. He joined the management team in 2011 as Vice President, Information Technology. He has been with FBL Financial Group since 1997. Mr. Wasilewski holds a bachelor’s degree in vocational education from Southern Illinois University and a master’s degree in computer information systems from Nova Southeastern University. Before joining FBL Financial Group, he was a consultant, a commercial software designer, a computer science and electronics instructor at Alaska Junior College and served in the U.S. Navy for 17 years in the cryptography field. Mr. Wasilewski serves on the board of managers of the Global Insurance Accelerator.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information regarding compensation during fiscal year 2015 for the following executive officers of FBL:
James P. Brannen, Chief Executive Officer
Donald J. Seibel, Chief Financial Officer and Treasurer
Charles T. Happel, Chief Investment Officer
Daniel D. Pitcher, Chief Operating Officer - Property Casualty Companies
D. Scott Stice, Chief Marketing Officer
These executive officers are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our named executive officers, or “NEOs.”
Overview
Reimbursement of Compensation Expenses by Managed Affiliates
We sell individual life insurance and annuity products through an exclusive distribution channel in the Midwestern and Western sections of the United States. Several subsidiaries support various functional areas of our life insurance companies and other affiliates by providing investment advisory and marketing and distribution services.
In addition, we manage all aspects of two Farm Bureau-affiliated property-casualty companies, Farm Bureau Property & Casualty and Western Ag (together, the "PC Companies"). The financial results of the PC Companies are not included in our consolidated financial results. We are able to earn a management fee from the PC Companies based on our performance against stated goals for our management services. Additionally, we are reimbursed for all compensation and other expenses incurred by us in providing services to the PC Companies. While nearly all employees are employed by and compensated by the Company, the compensation expenses of our executive officers and employees are allocated between us and our subsidiaries on the one hand, and the PC Companies on the other hand, based on time and responsibility estimates and studies. For the named executive officers, the PC Companies reimbursed us for the following percentage of their 2015 total compensation expense: Mr. Brannen, 40%; Mr. Seibel, 35%; Mr. Happel, 0%; Mr. Pitcher, 100%; and Mr. Stice, 50%.
Enterprise wide, the PC Companies reimbursed us for approximately 71% of our 2015 total salary and payroll tax expenses, 51% of our 2015 annual cash incentives and 37% of our 2015 long-term incentive restricted stock units awards and deferred compensation. As a result, the PC Companies are paying their proportionate share of our total salaries, cash incentives and long-term incentives, as well as all other forms of compensation and benefits. These allocations and reimbursements should be considered in any analysis of FBL's compensation costs, executive compensation costs and costs and uses of short-term and long-term incentive plans.
We value good relationships with the state and local Farm Bureau entities which sponsor and allow us and the PC Companies to do business in their geographic areas. We believe that attention to the property-casualty business allows us to do a more effective job of cross-selling life insurance products to property-casualty customers, and our cross-sales are consistently significantly above industry averages. We further emphasize this relationship by including various property-casualty-related goals in our annual cash incentive plans.
Executive Compensation Philosophy and Goals
The Management Development and Compensation Committee periodically reviews the executive compensation program in light of trends in practice, regulatory guidance, internal developments and other considerations as appropriate. The programs reflect the key compensation principles at FBL as stated below.
We expect that the FBL compensation program will help us to attract and retain highly qualified and motivated employees at all levels, encourage and reward achievement of our annual and long-term goals and operating plans and encourage officers and employees to have their interests aligned with shareholders, all in an effort to increase shareholder value. With respect to our executive officers, we intend that our executive compensation program will effectively and appropriately compensate them and will guide their activities in response to targeted incentives we provide, both over the short and long terms. We measure the appropriateness of the compensation package by comparing it to payments made by other companies in the insurance and financial services industries. Our target is to have overall executive compensation at approximately the blended average of the median of survey data and compensation for peer group companies for comparable positions and performance.
We used a variety of compensation elements to reach these goals in 2015. These include base salary, annual cash performance-based incentives, long-term incentive awards measured by our stock price, retirement benefits, general employee benefits, executive benefits and limited perquisites. These elements are reviewed periodically and adjusted as necessary.
We strive to develop simple and effective programs that reflect the value of our Company. Transparency and integrity in the design, administration and communication of our program are key objectives.
Management Development and Compensation Committee and Supporting Resources
The Management Development and Compensation Committee is in charge of all aspects of executive compensation. See “Further Information Concerning the Board of Directors” for additional information regarding the Management Development and Compensation Committee. Our Chief Executive Officer and Chief Financial Officer typically attend meetings of the Management Development and Compensation Committee.
The Management Development and Compensation Committee has retained Frederic W. Cook & Co. as its compensation consultant, and has satisfied itself that there are no relationships between the consultant and the Company or its affiliates that would compromise the consultant's independence. The consultant is exclusively accountable to the Management Development and Compensation Committee. On occasion, certain executive officers may provide information regarding the compensation and benefit programs and business context to the consultant and review drafts of the consultant's reports, where not concerning executive officer compensation, for accuracy with respect to Company information. The Company from time to time has also utilized the services of the Hay Group in reviewing its employment and compensation arrangements, including executive compensation.
At our 2015 annual meeting of shareholders, our shareholders cast an advisory vote to approve the compensation of our NEOs as disclosed in our proxy statement for that meeting. The proposal received the affirmative vote of more than 99% of the shares voted on that proposal, excluding abstentions and broker non-votes. The Management Development and Compensation Committee believes that this vote demonstrated shareholders' support for the Company's executive compensation practices. The Management Development and Compensation Committee did not materially change its approach to executive compensation in 2015. For changes to our executive compensation anticipated in 2016, see "Additional Information Regarding Executive Compensation - Changes Anticipated in 2016" below.

Compensation Program for Named Executive Officers
What our compensation program is designed to reward
To create shareholder value, we want to reward our NEOs when they deliver the performance that our shareholders seek. We utilize base salary as a building block towards these objectives, establishing a salary range for particular positions based on survey data and job responsibilities. Being competitive in base salary is a minimum requirement to obtain and retain skilled insurance executives in the Des Moines, Iowa area because of the significant number of home offices of insurers located there. Annual cash incentives keyed to short-term objectives provide a second step in appropriate compensation. The performance targets, which have been used to determine annual cash incentives, emphasize earnings, growth and efficiency. The targets act as drivers of Company improvement and are proxies for Company performance and profitability. The Management Development and Compensation Committee believes that achievement of the targets will result in Company growth and profitability and will support Company objectives and promote shareholder interests. Finally, long-term objectives are enhanced by the use of equity-based grants to provide alignment with shareholders. Our cash-settled restricted stock units, which have a value measured by our stock price, vest and are settled in cash over a five-year period, which is intended to enhance the ability to retain executives and provide a longer-term planning horizon.
The combination of compensation elements used is meant to provide, for each element and in total, compensation that is market competitive, enabling us to attract and retain the caliber of executive leadership we need to be successful. Because comparative compensation information is just one of many factors considered in setting executive compensation, the Management Development and Compensation Committee has discretion in determining the nature and extent of its use. The Committee reviews market information from two sources: the Hay Group database and proxy statements of peer group companies. The peer group, as approved by the committee and adjusted to reflect any mergers and acquisitions, consisted of 11 companies for 2015, as shown below. The group includes only companies where executive compensation information is publicly available. The companies are selected based on geography, industry focus and comparable size.

•	American Equity Investment Life Holding Company	•	National Western Life Insurance Company
•	EMC Insurance Group, Inc.	•	Primerica, Inc.
•	Horace Mann Educators Corporation	•	RLI Corp.
•	Kansas City Life Insurance Company	•	State Auto Financial Corporation
•	Kemper Corporation	•	United Fire Group, Inc.
•	Meadowbrook Insurance Group
Why we pay each element of compensation
Our compensation decisions typically start from an understanding of the competitive marketplace for insurance executive talent, together with our review of Company goals and objectives and our review of tally sheets listing the present total compensation available to our named executive officers. We find that the combination of base salaries, annual cash incentives and longer-term equity-based grants, some level of benefits and perquisites, together with retirement benefits, is normal in our universe of insurance and financial services firms. Competitive base salaries assist in our ability to attract and retain executives. Performance-based incentive elements, both annual cash and long-term equity-based, encourage executives to realize Company short-term and long-term goals.
The purpose of each element of compensation for 2015 is shown in the following table.

Category	Reward Element	Purpose
Base pay	Salary	Base compensation, a competitive requirement
Annual incentive	Management Performance Plan	Cash incentive for annual operating performance
Long-term incentives	Performance and service based cash settled restricted stock units	Retention for share price appreciation, sustained financial performance and alignment with shareholder interests
Benefits	Various (see "Benefits" below)	Participant health, welfare and savings
Perquisites	Financial and tax planning, executive physical exams and company car	Services and facilities provided to executives where beneficial to the Company
Retirement benefits	Defined contribution 401(k) plan	Tool for accumulation of assets, including share ownership if desired
	Defined benefit pension plan (frozen to new entrants after 2012)	Assure income continuation in retirement consistent with benefits available to other salaried employees
Termination arrangements	Severance and change in control policy	Encourage continued service of executives despite risk of termination due to change in control
How we determine amounts under each element of compensation
─    The Role of Executive Officers in the Compensation Process
The Company's executive officers make compensation assumptions every year in the process of preparing budgets for the following year. Our Chief Executive Officer and Chief Financial Officer make specific recommendations to the Management Development and Compensation Committee on Company compensation, including compensation for the other NEOs, covering salary, annual cash incentives and long-term incentives. Other elements of compensation are reviewed periodically. The Management Development and Compensation Committee makes its own determination of the Chief Executive Officer's compensation that includes a review of performance evaluations from each member of the Board, with the assistance of the compensation consultant, the Lead Director and the Chairman. When recommending pay adjustments, the Chief Executive Officer attempts to achieve internal pay equity for the executive officers, subject to the review of the Management Development and Compensation Committee.
─    Base Salaries
In addition to the Chief Executive Officer's recommendations, the Management Development and Compensation Committee periodically requests input on executive compensation ranges from its compensation consultant. To determine a specific salary within the range of recommendations, the Management Development and Compensation Committee considers management input regarding the executive officer's length of service in the position, experience, skills in handling short-range and long-range operational and strategic issues and completion of annual goals. The performance of the Chief Executive Officer is reviewed annually by the Management Development and Compensation Committee. Annual reviews of the other NEOs are performed by the Chief Executive Officer and reviewed with the Management Development and Compensation Committee.
─    Annual Cash Incentives
The Management Development and Compensation Committee believes that a significant portion of annual cash compensation for the executive officers should be at risk and tied to the Company's operational and financial results. Multiple business goals are established annually under our Management Performance Plan, weighted among earnings, growth and efficiency goals, including goals related to the PC Companies. Although difficult to maximize all annual goals because of their counterbalance (that is, achieving an efficiency goal might make it more difficult to achieve a growth goal, and vice versa), the goals are designed to align with factors that will allow for the overall success of the Company on both a short-term and long-term basis consistent with sound risk management. The Management Development and Compensation Committee retains discretion to adjust goals applicable to all awards when there is adequate reason to do so. For example, unexpected events could make a goal impossible to meet despite the best efforts of management and employees, or could make a goal too easy to meet.
Certain triggers must also be met before payments are made for goal attainment under the Management Performance Plan. In 2015, these triggers required, for the property-casualty insurance-related goals, that the aggregate statutory surplus of our two managed property-casualty companies increase or the risk based capital ratio increase. For the life insurance-related goals, these triggers required an increase in statutory surplus, adjusted for dividends to shareholders, capital contributions and changes in the asset valuation reserve (total adjusted capital), or an increase in the risk based capital ratio. The triggers were satisfied in 2015.
Additionally, our Chief Executive Officer has the ability under the Management Performance Plan, subject to the approval of the Management Development and Compensation Committee, to increase or decrease payments to other executive officers by an amount up to 25% of each individual's attained cash incentive for the year, so long as cumulative payments to all executive officers do not increase or decrease the total payment to all executive officers by more than 5%. Discretionary awards are reflected in the Summary Compensation Table under the "Bonus" column.
The goals under the Management Performance Plan have been grouped and weighted to emphasize their relative importance. Earnings goals are 50% of the total, followed by growth at 30% and efficiency at 20%. Within each of these categories, half of the weighting is attributable to property-casualty insurance-related goals and half is attributable to life insurance-related goals.
2015 Management Performance Plan Goals

Goal	Threshold	Target	Cap	Weighting
EARNINGS
FBL Operating Earnings Per Share	$3.82	$4.02	$4.42	25%
P&C Combined Ratio	101.0%	97.1%	95.0%	25%
GROWTH
FB Life Production Credit	$46,087,753	$47,009,508	$47,931,263	15%
P&C Membership Accounts	357,806	364,962	368,540	10%
P&C Non-Crop Insurance Premiums	$1,276,332,720	$1,316,832,000	$1,357,330,758	5%
EFFICIENCY
FB Life Company Expenses	$98,638,650	$96,665,877	$92,720,331	10%
P&C Company Expenses	$216,886,603	$212,548,871	$203,873,407	10%

Payments Pursuant to Management Performance Plan
The range of potential payments under the Management Performance Plan for each of our NEOs for 2015 is shown in the following table. The target percentage represents the amount available if a goal is met at a 100% level. Unless a threshold level is reached with respect to a goal, no attainment is achieved, and therefore no payment is realized by our NEOs for that goal. At the threshold level, payment related to a goal equals 50% of the target level. Payments rise proportionally for each goal up to 150% of the target level if the maximum level is reached and are capped to avoid encouraging excessive short-term risk-taking. Actual payments for 2015 as a percentage of salary are shown below for each NEO.

2015 Management Performance Plan Opportunities as a Percentage of Base Salary

				2015 Actual % of Salary(1)
Name	Threshold	Target	Maximum
James P. Brannen	30.0%	60.0%	90.0%	76.8%
Donald J. Seibel	27.5%	55.0%	82.5%	70.4%
Charles T. Happel	27.5%	55.0%	82.5%	70.4%
Daniel D. Pitcher	27.5%	55.0%	82.5%	70.4%
D. Scott Stice	27.5%	55.0%	82.5%	70.4%

(1)
See the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation" column for dollar awards. This calculation does not include discretionary awards, which are reflected under the "Bonus" column of the Summary Compensation Table.

─    Long-Term Incentives
The Management Development and Compensation Committee bases long-term incentive ("LTI") awards on the position and salary of participants, so that the size of the award increases with the level of the position. For the NEOs in 2015, the Management Development and Compensation Committee assigned LTI levels as a percentage of base salary as follows: Mr. Brannen, 80%; Mr. Seibel, 65%; Mr. Happel, 65%; Mr. Pitcher, 65%; and Mr. Stice, 65%. See the 2015 Grants of Plan-Based Awards table under the columns "Estimated Future Payouts Under Equity Incentive Plan Awards" and "Grant Date Fair Value of Stock and Option Awards" for the number of RSUs granted and date of grant value, respectively, for each of our NEOs in 2015.
In 2015, our LTI program consisted of grants of service-based cash-settled restricted stock units ("RSUs"). Each grant vests over five years, with 20% vesting on each anniversary of the grant and paid as soon as practical thereafter, thus encouraging retention and a long-term focus. The payment amount equals the market value on the date of vesting of a corresponding number of shares of our Class A common stock, plus dividend equivalents accrued between the grant date and the vest date at the same rate as dividends on shares of our Class A common stock. Since the size of the award depends upon the market value of our common stock, the Management Development and Compensation Committee believes the participants will remain incentivized to take actions to improve the Company's stock price.
Our Chief Executive Officer's 2015 RSU grant was also subject to performance terms, in addition to the five-year vesting schedule described above. The Committee believes that these performance terms will encourage the Chief Executive Officer to lead the Company to achieve certain goals. In 2015, Mr. Brannen's RSU grant was subject to the Company achieving 2015 operating earnings per share of not less than $2.21, which was achieved.
The Management Development and Compensation Committee believes that long-term incentive grants tied to equity values are an effective and important tool in tying the goals and interests of executive officers more closely to the goals and interests of shareholders. Currently the Management Development and Compensation Committee is using only cash-settled, rather than stock-settled, RSUs in order to reduce shareholder dilution.
─    Benefits
FBL offers benefit plans such as retirement, 401(k), vacation, medical, life and disability insurance to executive officers on the same basis as offered to all employees. Executive officers also participate in an executive disability policy with benefits up to 75% of salary.
We previously maintained an executive universal life insurance plan that was frozen because it was not common among our peers. Two of our NEOs, Mr. Brannen and Mr. Seibel, continue to receive benefits under this plan because they were executives at the time the plan was frozen. See the 2015 All Other Compensation table below for further detail.
─    Perquisites
The Company provides executive officers with the use of company-leased vehicles. The Company also makes available to executive officers limited reimbursement for financial planning services and tax return assistance, along with a program of annual executive physicals.
─    Retirement and Termination Benefits
Our defined retirement benefit plan was frozen to new entrants at the end of 2012 to reduce our risk in regard to substantial fluctuations in our liabilities and expense while still providing our executives and employees with competitive retirement opportunities. Employees who had not attained certain age and service requirements by that date no longer accrue additional years of service in the plan. An increased 401(k) benefit was provided to new employees and to those who did not meet the age and service requirements. See the further description of the Company's retirement plans under “Pension Benefits” below.
─    Change in Control and Severance Arrangements
The Board has adopted a change in control plan, but has not made any executive officers subject to it. However, the Board has determined that our NEOs and certain other officers, as long as they are not subject to the change in control plan, are subject to a revised severance plan which will pay from six months to twelve months of base salary to such officers upon a change of control where the executive is terminated involuntarily without cause.
Additionally, the Company has entered into a retention agreement with the Chief Executive Officer. The retention agreement provides that if Mr. Brannen's employment is terminated prior to age 55, except for termination resulting from his resignation, death, retirement or discharge for cause, the Company will pay Mr. Brannen an amount equal to the difference between $3.5 million and his accrued retirement benefit under the Company's Retirement Plan and Supplemental Retirement Plan, calculated as of the date of the separation from employment. Because Mr. Brannen has not yet achieved the 55-year age requirement for early retirement under the Company's Retirement Plan and Supplemental Retirement Plan, the retention agreement is intended to provide Mr. Brannen assurance that he will obtain full early retirement benefits in the event of a not-

for-cause termination prior to age 55. The amount that would have been payable to Mr. Brannen under the agreement in the event of a not-for-cause termination at December 31, 2015 was $841,405, payable in a lump sum within 30 days following separation from employment, subject to the provisions of Internal Revenue Code Section 409A.
Additional Information Regarding Executive Compensation
Other policies and items that are important to a shareholder's understanding of the Company's overall executive compensation program include the following.
Timing of Grants of Incentive Awards
The Management Development and Compensation Committee expects to annually make long-term incentive grants of cash-settled RSUs, and pay the annual short-term cash incentive, in the month of February. The Company does not time its grants in coordination with the release of material non-public information, and executive officers receive their grants at the same time as other participants.
Stock Ownership Guidelines
    The Management Development and Compensation Committee believes that a fundamental goal of executive compensation is to encourage and create opportunities for long-term executive stock ownership which will tie the efforts of the executives to goals of increasing shareholder value. Accordingly, executive officers are expected to establish ownership positions that are of significant value as a multiple of their annual salary. Ownership for this purpose includes shares owned outright, in retirement and deferred compensation plans and outstanding grants of RSUs.
To encourage ownership, the Management Development and Compensation Committee has established Executive Ownership Guidelines that require the Chief Executive Officer to own FBL common stock worth three times annual base salary within five years of his or her start or promotion date. Other executive officers are required to own FBL common stock worth two times annual base salary within five years of their start or promotion dates. All executive officers have met or are on schedule to meet the ownership requirements on a timely basis. All other members of the executive group (approximately 20 additional persons) are encouraged to own FBL common stock during their tenure commensurate with their income and net worth.
Clawback Policy
To further align management's interests with the interest of shareholders and support good governance practices, the Management Development and Compensation Committee has adopted a clawback policy applicable to performance-based incentive awards to executive officers. In the event the Company is required to prepare an accounting restatement due to errors, omissions or fraud, the Management Development and Compensation Committee may, in its sole discretion, direct the Company to recover from each of the executive officers the excess value received from any incentive award over the value actually earned based on the restated performance, regardless of the executive officer's lack of misconduct. The policy also allows the Company to seek to recoup benefits from any employee involved in the misconduct causing the restatement. The Management Development and Compensation Committee is aware that the Dodd-Frank Act calls for clawback policies with somewhat different terms and has reviewed the SEC's proposed rule issued in July 2015 regarding the clawback provisions. The Committee will review the policy when the SEC adopts final clawback rules.
Anti-Hedging and Anti-Pledging Policy
Our policies do not permit our directors or executive officers, including our NEOs, to "hedge" their ownership by trading in any derivatives involving FBL securities, or to place FBL securities in a margin account or otherwise pledge FBL securities as collateral.
Tax and Regulatory Matters
Internal Revenue Code Section 162(m) limits the deductibility by public companies of compensation paid to the NEOs (other than the Chief Financial Officer) to $1,000,000 per individual per taxable year, subject to exceptions for performance-based pay, among other items. All compensation paid to our NEOs in 2015 is expected to be deductible because we do not believe we have exceeded the Section 162(m) limits. We generally take performance-based pay exceptions into account in structuring executive compensation. In 2012, we received shareholder approval of the material terms used in performance-based compensation to qualify for Section 162(m) treatment, and are again in this proxy statement requesting such approval and extending it to our Cash-Based Restricted Surplus Unit Plan (the "Surplus Unit Plan"), as summarized below.
Changes Anticipated in 2016
In November 2015, the Company adopted the Surplus Unit Plan as a component of the Company’s LTI compensation program. The Company’s NEOs are expected to participate in the Surplus Unit Plan in 2016. The plan has features and provisions that are similar to the Cash-Based Restricted Stock Unit Plan, but rather than being tied to the Company's stock price, the value of units under the Surplus Unit Plan will be based on the average annual percentage change in surplus of Farm

Bureau Property & Casualty, a property-casualty insurer managed by the Company, for the three calendar years preceding the first vesting date following the grant date. In utilizing this plan, in 2016 approximately half of the Company's LTI compensation value will be based on a property-casualty insurance component and the other half on the stock price of the Company, consistent with the 50% weighting of property-casualty insurance-related goals and life insurance-related goals under the Company's annual cash incentive program.

COMPENSATION COMMITTEE REPORT
The Management Development and Compensation Committee of FBL Financial Group, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Roger K. Brooks, Chair
Jerry L. Chicoine
Kevin G. Rogers
Scott E. VanderWal

SUMMARY COMPENSATION TABLE
The following table provides information regarding the total compensation of each of the NEOs for the fiscal years ended December 31, 2015, 2014 and 2013, except in the case of Mr. Stice, who was not an NEO in 2013.

Name & Position	Year(a)	Salary ___($)___	Bonus(a) ___($)___	Stock Awards(b) ___($)___	Non-Equity Incentive Plan Compensation(c) ____($)____	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(d) ____($)____	All Other Compensation (e) ___($)___	Total ___($)___
James P. Brannen	2015	700,000	—	559,999	537,306	545,943	53,560	2,396,808
Chief Executive Officer	2014	625,000	—	499,988	417,675	540,012	51,294	2,133,969
	2013	530,000	—	423,997	374,986	285,312	49,092	1,663,387

Donald J. Seibel	2015	360,706	—	234,437	253,798	176,719	55,977	1,081,637
Chief Financial Officer	2014	350,200	—	227,647	214,529	278,087	68,426	1,138,889
	2013	340,000	—	220,996	220,510	151,070	43,870	976,446

Charles T. Happel	2015	353,496	—	229,793	248,725	281,621	40,975	1,154,610
Chief Investment Officer	2014	343,200	—	223,088	231,307	300,497	49,524	1,147,616
	2013	330,000	—	214,497	214,025	202,779	35,572	996,873

Daniel D. Pitcher	2015	383,778	40,505	249,468	270,032	290,579	50,443	1,284,805
Chief Operating Officer - P/C	2014	372,600	—	242,171	228,251	355,160	44,947	1,243,129
	2013	360,000	—	233,993	233,482	222,889	33,927	1,084,291

D. Scott Stice	2015	367,710	38,809	239,030	258,726	—	73,166	977,441
Chief Marketing Officer	2014	357,000	—	232,050	262,481	—	62,830	914,361

(a)
For 2015, consists of discretionary awards under the Management Performance Plan, which are paid between February 1 and March 15 of the year following performance. See the discussion of discretionary awards under "Compensation Analysis and Discussion - Annual Cash Incentives” for further detail.

(b)
The amounts in this column for Mr. Brannen are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code and reflect the most probable outcome award value at the date of the grant in accordance with FASB ASC Topic 718. Mr. Brannen's 2015 award was in the form of performance-based cash-settled RSUs which vest ratably over a five-year period. The value equals the date of grant market value of an equal number of common shares. When paid, the actual amount will depend upon the market value of the corresponding shares. Mr. Brannen's maximum 2015 award value as of the date of grant, if paid, would be $559,999. For assumptions used in determining values, see footnote 8 to the consolidated financial statements contained in the Company's Form 10-K for the year ended December 31, 2015.

(c)
For 2015, consists of non-discretionary awards under the Management Performance Plan, which are paid between February 1 and March 15 of the year following performance. See the "Compensation Analysis and Discussion - Annual Cash Incentives” for further detail.

(d)
Represents actuarial increases in the present value of the benefits to the NEOs under the Company's pension plans determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested.

(e)	All other compensation for 2015 includes the following:

2015 ALL OTHER COMPENSATION
	Life Insurance Executive UL(a)	Life Insurance Term (a)	Registrant Contribution to Defined Contribution Plans	Perquisites and Other Personal Benefits	Medical, Dental & LTD Insurance	Vacation Paid or Sold	Auto Allowance	Total
Name	___($)___	___($)___	____($)____	____($)___	___($)___	___($)___	___($)___	___($)___
James P. Brannen	9,776	5,851	7,950	785	14,466	—	14,732	53,560
Donald J. Seibel	6,012	2,058	7,950	4,375	19,200	6,652	9,730	55,977
Charles T. Happel	—	2,144	7,950	—	17,068	2,607	11,206	40,975
Daniel D. Pitcher	—	4,539	7,950	3,872	11,759	7,165	15,158	50,443
D. Scott Stice	—	3,121	24,300	—	19,419	13,647	12,679	73,166

(a)
NEOs received the costs of an executive life insurance program in two components. First is a universal life insurance policy, the value of which was frozen at year end 2006. The ongoing payments will make the policy at the 2006 value paid up at age 65. Second is the cost of term life insurance to bring the total insurance benefit to two times salary and annual cash incentive.

2015 GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (c)			Grant Date Fair Value of Stock and Option Awards ___($)_____
Name	Grant Date(a)	Date of Board Action	Threshold(b) ____($)____	Target ____ ($)___	Maximum ____($)____	Threshold ____#____	Target _____#___	Maximum ____#___

James P. Brannen	N/A	N/A	210,000	420,000	630,000	—	—	—	—
	2/1/2015	11/19/2014	—	—	—	—	10,730	—	559,999
Donald J. Seibel	N/A	N/A	99,194	198,388	297,582	—	—	—	—
	2/1/2015	11/19/2014	—	—	—	—	4,492	—	234,437
Charles T. Happel	N/A	N/A	97,211	194,423	291,634	—	—	—	—
	2/1/2015	11/19/2014	—	—	—	—	4,403	—	229,793
Daniel D. Pitcher	N/A	N/A	105,539	211,078	316,617	—	—	—	—
	2/1/2015	11/19/2014	—	—	—	—	4,780	—	249,468
D. Scott Stice	N/A	N/A	101,120	202,241	303,361	—	—	—	—
	2/1/2015	11/19/2014	—	—	—	—	4,580	—	239,030

(a)	Awards are made under the Management Performance Plan.

(b)
Threshold payments represent the total payable if each performance goal's minimum requirements were met. Actual amounts payable for a goal would be zero if a threshold for a goal is not met. See "Compensation Analysis and Discussion - Annual Cash Incentives” for further detail.

(c)
Awards are made under the Cash-Based Restricted Stock Units Plan. The value of the RSUs awarded under this plan are determined by reference to the market value of the same number of shares of our Class A common stock. For information regarding service and performance requirements applicable to these awards, see "Compensation Analysis and Discussion - Long-Term Incentives.”

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information about our Class A common stock that may be issued upon the exercise of options, warrants and rights, or granted as restricted stock, under our existing equity compensation plans, as of December 31, 2015. These plans include a stock compensation plan, a deferred compensation plan for executives and a deferred compensation plan for directors. Details regarding these plans can be found in Notes 1 and 8 to the Company's audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

Plan Category	(1) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(2) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(3) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1))	(4) Total of Securities in Columns (1) and (3)

Equity compensation plans approved by shareholders:
Stock compensation plans (a)	134,848	$28.07	3,430,142	3,564,990
Director's deferred compensation plan	56,868		114,179	171,047
Executive deferred compensation plan	66,621		103,525	170,146
Total	258,337		3,647,846	3,906,183
Equity compensation plans not approved by shareholders:
Employer match deferred compensation plan	2,991	$—	—	2,991

(a)	The Stock Compensation Plan also permits the grant of restricted stock and other forms of equity, without limiting the number of shares which may be subject to any one kind of grant.

OUTSTANDING EQUITY AWARDS AT YEAR END 2015

	______Stock Awards______
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (a) ___#___	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (b) ____$____
James P. Brannen	32,456	2,065,500
Donald J. Seibel	14,474	921,125
Charles T. Happel	14,271	908,206
Daniel D. Pitcher	14,220	904,961
D. Scott Stice	9,386	597,325

(a)
These awards are cash-settled RSUs that vest and are paid ratably over five years of service. Assuming that each of the NEOs continues to be employed by the Company and satisfies any applicable performance goals, RSU vesting dates are as follows:

	Date
Name	2/1/2016	2/1/2017	2/1/2018	2/1/2019	2/1/2020
James P. Brannen	9,206	9,207	7,162	4,735	2,146
Donald J. Seibel	4,077	4,078	3,342	2,078	899
Charles T. Happel	4,046	4,045	3,263	2,036	881
Daniel D. Pitcher	3,750	3,753	3,550	2,211	956
D. Scott Stice	2,117	2,117	2,118	2,118	916

(b)	Calculated based on the closing market price of the Company's Class A common stock on December 31, 2015.

OPTION EXERCISES AND STOCK VESTED IN 2015

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(a)
Name	_____#____	____$___	_____#____	____$____
James P. Brannen	—	—	7,059	390,376
Donald J. Seibel	33,273	1,268,030	3,179	175,700
Charles T. Happel	—	—	3,165	174,990
Daniel D. Pitcher	—	—	2,794	153,695
D. Scott Stice	—	—	1,201	64,362

(a)
The dollar amounts shown are determined by multiplying the number of RSUs vested by the per-share closing price of the Company’s common stock on the vesting date and any dividend equivalents attributable to such RSUs. The RSUs are settled in cash.

PENSION BENEFITS

		Number of Years Credited Service ___#____	Present Value of Accumulated Benefit ____ $_____
______Name_______	________Plan Name________
James P. Brannen	Qualified Retirement Plan	24	897,479
	Supplemental Retirement Plan	24	2,715,177
Donald J. Seibel	Qualified Retirement Plan	19	684,529
	Supplemental Retirement Plan	19	864,378
Charles T. Happel	Qualified Retirement Plan	29	1,193,603
	Supplemental Retirement Plan	29	1,418,867
Daniel D. Pitcher	Qualified Retirement Plan	17	637,363
	Supplemental Retirement Plan	17	861,586
D. Scott Stice	N/A	—	—
The table above utilizes interest rate and mortality rate assumptions consistent with those used in the Company's financial statements. For a description of valuation methods and material assumptions used in accounting for pension obligations, see note 8, Retirement and Compensation Plans, to the Company's audited consolidated financial statements included in the Company's annual report on Form 10-K for the year ended December 31, 2015.
Employees who had attained age 21, had one year of service and were employed prior to January 1, 2013 are generally covered under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan (together, the "plan"). The two plans operate in tandem to provide benefits to participants. The FBL Financial Group Retirement Plan is a qualified plan under Section 401(a) of the Internal Revenue Code and the FBL Financial Group Supplemental Retirement Plan is a non-qualified plan which provides benefits according to the overall plan formulas, but includes compensation exceeding $265,000 under Section 401(a)(17) and provides benefits provided by the formula which are otherwise limited by Section 415 of the Internal Revenue Code. The plan was frozen to new entrants at the end of 2012, and employees who had not attained 40 years of age and 10 years of service by that date no longer accrue additional years of service in the plan.
The plan is a defined benefit plan which provides monthly income, or an elective lump sum option, to retirees who have at least 10 years or service and have attained age 55, or have five years of service and have attained age 65. The amount provided is a percentage of the high 36 consecutive-month average salary and annual cash incentive calculated according to the following formula: for service prior to 1998, 2% per year for the first 10 years of service, plus 2.5% for each year in excess of 10 years of service, up to 30 years of service; for service after 1997 and prior to 2008, 1.675% per year of service, plus 0.325% per year of service times the average salary and annual cash incentive less social security covered compensation; for service after 2007, 1.275% per year of service, plus 0.225% per year of service times the average salary and annual cash incentive less social security covered compensation. Unreduced early retirement benefits are provided when age plus years of service equal 85 on the benefit earned before 2002. Reduced early retirement benefits on the benefits earned prior to 2008 are generally provided with reductions of 3% per year before age 65. Reduced early retirement benefits on the benefits earned beginning in 2008 are generally provided with reductions of 6.67% per year for ages 60 to 64, and 3.33% per year for ages 55 to 59.
The plan formula provides a monthly benefit for life with a guarantee of 120 monthly payments. There is an automatic annual cost of living adjustment not to exceed 4.0% on the benefit earned before 2002.
Years of service include all years in which an individual first exceeds 1,000 hours of service and any year thereafter in which the person exceeds 500 hours of service. The compensation covered by the plan is calculated based upon total salary and annual cash incentives paid to the participant during the given year.

2015 NON-QUALIFIED DEFERRED COMPENSATION
The Company sponsors a Non-Qualified Excess 401(k) Plan (the "Excess Plan"), which replaced the Company's Employer Match Deferred Compensation Plan ("MDCP") and Executive Salary and Bonus Deferred Compensation Plan ("SBDCP") effective January 1, 2014. All future non-qualified deferred compensation contributions are expected to be made under the Excess Plan. The Excess Plan provides the opportunity to make deferrals of salary and the annual cash incentive. Those employees who continue to accrue years of service in the FBL Financial Group Retirement Plan, discussed above under "Pension Benefits," are not eligible to receive company contributions to the Excess Plan. Employees not accruing service under the FBL Financial Group Retirement Plan receive matching contributions from the Company in an amount equal to 100% of the first 4% of compensation deferred, plus 50% of the next 2% of compensation deferred, after also taking into account deferrals and company matching contributions received in the 401(k) plan, and are also eligible for discretionary contributions from the Company based on age and years of service. Matching contributions vest immediately, while discretionary contributions vest after three years of service. Earnings are based on various investment funds available. Distributions may begin upon a separation from service, while still employed or upon a change in control. Participating employees may receive distributions in a lump sum or in up to 10 annual installments.
Contributions to the MDCP ceased as of December 31, 2013. All contributions to the MDCP were made by the Company; there were no employee contributions to the plan. MDCP earnings are based on a Farm Bureau Life fixed income annuity or on units representing the Company's Class A common stock. Contributions of amounts based on the investment fund are distributed in cash. Contributions of amounts based on FBL stock are distributed in shares of common stock for contributions prior to 2012, and in cash for contributions thereafter. Distributions are made in lump sum within 90 days of employee termination or after six months if the individual is a specified employee under Internal Revenue Code Section 409A, or if approved, for an unforeseen financial hardship.
Contributions to the SBDCP also ceased as of December 31, 2013. The SBDCP consisted of the deferral of a portion of salary and annual cash incentive. Earnings are based on units representing the Company's Class A common stock. Distributions are made in shares of common stock for deferrals prior to 2012, and in cash for deferrals thereafter. Participating employees could elect to receive distributions in a lump sum or in five or ten annual installments, and to choose to receive distributions upon termination or another specified future date.
The following table provides information regarding contributions and earnings under our non-qualified deferred compensations plans in 2015 for each NEO, as well as each NEO's aggregate balance in such plans on December 31, 2015.

		Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Balance at Last FYE
Name	___Plan___	_____$_____	_____$_____	____$____	____$____
James P. Brannen	Employer Match Deferred Compensation Plan	─	—	21,442	152,939
	Executive Salary and Bonus Deferred Compensation Plan	—	—	133,208	950,168
	NQ Excess 401(k)	85,535	—	(3,138)	82,397
Donald J. Seibel	Employer Match Deferred Compensation Plan	─	—	155	5,308
	Executive Salary and Bonus Deferred Compensation Plan	─	—	73,350	523,203
	NQ Excess 401(k)	179,406	—	(3,594)	249,368
Charles T. Happel	NQ Excess 401(k)	151,003	—	6,627	253,727
Daniel D. Pitcher	N/A	─	—	─	─
D. Scott Stice	NQ Excess 401(k)	102,391	20,010	(2,427)	142,185

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The text and table below reflect the amounts payable to each of the NEOs in the event of termination of employment at December 31, 2015 under various scenarios. The value of equity awards was calculated using the Company's year-end closing stock price of its Class A common stock, $63.64.
Regardless of the manner in which an NEO's employment terminates, he or she is entitled to receive certain amounts earned during the term of employment. Such amounts would include: (i) base salary to the termination date, (ii) accrued and vested retirement plan amounts and (iii) vested amounts under the Company's non-qualified deferred compensation plans, as discussed above under "2015 Non-Qualified Deferred Compensation."
The Company's revised severance plan for the NEOs and its retention agreement with Mr. Brannen are discussed in the Compensation Discussion and Analysis section under "Change in Control Arrangements."
The following table indicates the amounts potentially payable to each of the NEOs at December 31, 2015 in the event of an involuntary termination not for cause or a termination following a change in control. Except as discussed above, no amounts are payable to the NEOs at December 31, 2015 in the event of a voluntary termination or a termination for cause.

Name	Termination Scenario	Severance ($)	Retention Agreement ($)	Total ($)
James P. Brannen	Involuntary Termination Not for Cause	700,000	841,405	1,541,405
	Termination Following Change in Control	700,000	841,405	1,541,405
Donald J. Seibel	Involuntary Termination Not for Cause	270,530	—	270,530
	Termination Following Change in Control	270,530	—	270,530
Charles T. Happel	Involuntary Termination Not for Cause	353,496	—	353,496
	Termination Following Change in Control	353,496	—	353,496
Daniel D. Pitcher	Involuntary Termination Not for Cause	287,834	—	287,834
	Termination Following Change in Control	287,834	—	287,834
D. Scott Stice	Involuntary Termination Not for Cause	183,855	—	183,855
	Termination Following Change in Control	183,855	—	183,855
Payments Upon Retirement
In the event of the retirement of an NEO, he or she would be entitled to receive the amounts accrued and vested under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan, as discussed above under "Pension Benefits." The NEO would also receive a prorated annual cash incentive based upon completed service. Since the plan year for the Company's annual cash incentive ends on December 31, an NEO who retired on December 31, 2015 would have received the full amount reflected in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column for 2015. Unvested RSUs are forfeited at retirement.
Retiring NEOs also receive a $15,000 group term life policy and, for those NEOs who still participate in our frozen executive universal life insurance plan, as discussed in the Compensation Discussion and Analysis section under "Benefits," a lump sum payment sufficient for the policy to be paid up at its December 31, 2006 value at age 65, to endow at age 95. Our NEOs that participate in the executive universal life insurance plan have not yet met the requirements for retirement.
Payments Upon Death or Disability
In the event of an NEO's death or disability, the NEO or his beneficiary would receive a prorated annual cash incentive based upon completed service as discussed above under "Payments Upon Retirement." Additionally, unvested RSUs are prorated based on the number of months from the grant date to termination by reason of death or disability as compared to the number of months from the grant date to the vesting date for each 20% portion of the RSUs. As of December 31, 2015, the amounts payable for unvested RSUs to each of the NEOs in the event of death or disability would have been as follows: Mr. Brannen, $537,058; Mr. Seibel, $237,886; Mr. Happel, $236,104; Mr. Pitcher, $218,731; and Mr. Stice, $123,525. The NEOs would also receive the amounts accrued and vested under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan in the event of death or disability, as discussed above under "Pension Benefits."
Each of the NEOs is insured under the Company's group term life insurance and Mr. Brannen and Mr. Seibel are insured under the frozen executive universal life insurance plan. The NEOs also participate in an executive disability policy with benefits up to 75% of salary. Mr. Brannen's retention agreement applies in the event of termination due to disability, which would result in an amount payable in the event of his disability of $841,405 at December 31, 2015.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
  Review, Approval or Ratification of Transactions with Related Parties
Pursuant to our Corporate Compliance Manual and our Code of Business Ethics and Conduct, all employees, including our NEOs, who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that supplies goods or services to, or is a customer of FBL Financial Group, are required to disclose such interest to us prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the work place. As a result, approval of the transaction is denied if we believe that the employee's interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee's work. Our Corporate Compliance Committee and Corporate Compliance Officer implement our Code of Business Ethics and Conduct and related policies, and the Audit Committee is responsible for overseeing our ethics and compliance program. Our Board members are also subject to compliance with our Code of Business Ethics and Conduct. Our Code of Business Ethics and Conduct is in writing. To obtain a copy, please see the “Corporate Governance” section above in this proxy statement.
The charter of the Audit Committee requires that it review with the independent registered public accountants and management at each of its regular quarterly meetings any Company transactions involving more than $120,000 where a direct or indirect material interest in the transaction is held by any director, executive officer, nominee for director, 5% shareholder, immediate family member of such person or companies managed by the Company. The Audit Committee is directed to refer to the Board any transactions which it deems unfair to the Company. Additionally, the Company's practice is that if the Audit Committee or Board believes a transaction with Farm Bureau Property & Casualty is outside of our normal business practices, that a committee consisting of two independent directors of the Company and two independent directors of Farm Bureau Property & Casualty will determine whether the transaction should be completed, and on what terms. The transactions listed below represent continuing relationships and contracts which have been reviewed by the Audit Committee from time to time over a period of years.
Transactions with Iowa Farm Bureau Federation
As discussed elsewhere in this proxy statement, the Iowa Farm Bureau Federation is our majority shareholder. We are licensed by the Iowa Farm Bureau Federation to use the “Farm Bureau” and “FB” designations in Iowa, and pursuant thereto, incurred royalty expense of $582,000 for 2015. In addition, we lease our home office properties under a 10-year operating lease expiring December 31, 2021, with automatic five year renewals thereafter until a party provides notice of non-renewal, from a wholly-owned subsidiary of the Iowa Farm Bureau Federation. Rent expense for the lease totaled $4,000,000 for 2015. This amount is net of $174,000 in amortization of the deferred gain on the exchange of our home office properties for common stock that took place on March 31, 1998.
We also provide certain services to, and receive certain services from, the Iowa Farm Bureau Federation. The entity providing such services is reimbursed based on an allocation of the cost of providing such services. We provided investment advice and related services to the Iowa Farm Bureau Federation through our investment adviser subsidiary, FBL Investment Management Services, Inc. The Iowa Farm Bureau Federation paid us approximately $65,000 for these services in 2015. In addition, Farm Bureau Management Corporation, a wholly-owned subsidiary of the Iowa Farm Bureau Federation, provides certain services to us under a separate arrangement. During 2015, we incurred related expenses totaling $957,000.
Transactions with Farm Bureau Property & Casualty and Affiliates
As discussed elsewhere in this proxy statement, we manage all aspects of two Farm Bureau-affiliated property-casualty companies, Farm Bureau Property & Casualty and Western Ag. We have a management agreement with Farm Bureau Property & Casualty under which we provide general business, administrative and management services. The management fee is a percentage of direct written premium, with attainment of specified goals determining the actual percentage of premium paid. One of two goals was met in 2015. Fee income from Farm Bureau Property & Casualty and its affiliates for these services during 2015 totaled $2,277,000.
We also have agreements with the Farm Bureau property-casualty companies operating within our marketing territory, including Farm Bureau Property & Casualty. Under the agreements, the property-casualty companies are responsible for the development and management of our agency force for a fee. We paid $6,458,000 to Farm Bureau Property & Casualty under this arrangement during 2015.
        We provide certain other services to, and receive certain services from, Farm Bureau Property & Casualty and its affiliates. The company providing such services is reimbursed based on an allocation of the cost of providing such services. Farm Bureau Life and FBL Leasing Services, Inc. own aircraft that are available for use by our affiliates. In 2015, Farm Bureau Property & Casualty and its affiliates paid us approximately $638,000 for the use of such aircraft. Also, through our subsidiary, FBL Leasing Services, Inc., we leased computer equipment and furniture to Farm Bureau Property & Casualty and others. In

2015, Farm Bureau Property & Casualty paid us approximately $4,915,000 related to such leases. We also participate in an expense allocation agreement with Farm Bureau Property & Casualty for the use of property and equipment. We incurred lease expense relating to this agreement of approximately $717,000 in 2015. We provide investment advice and related services to Farm Bureau Property & Casualty through our subsidiary, FBL Financial Services, Inc. Farm Bureau Property & Casualty and its affiliates paid us approximately $2,242,000 for these services in 2015. Additionally, Farm Bureau Property & Casualty and other Farm Bureau organizations will, on occasion, enter into structured settlement arrangements with FBL Assigned Benefit Company ("ABC"), one of our indirect wholly-owned subsidiaries. For a fee, ABC relieves Farm Bureau Property & Casualty of its contractual obligations relating to a policyholder and funds payments to the policyholder with an annuity contract purchased from Farm Bureau Life. Premiums paid to us during 2015 under this arrangement from Farm Bureau Property & Casualty and its affiliates totaled approximately $897,000.

BACKGROUND INFORMATION REGARDING APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS UNDER OUR COMPENSATION PLANS
At the Company's 2012 annual meeting, shareholders approved the material terms of performance goals under certain compensation plans, including the Management Performance Plan and the Cash-Based Restricted Stock Unit Plan (the "Stock Unit Plan"). Because the Board of Directors in November 2015 approved the Cash-Based Restricted Surplus Unit Plan (the "Surplus Unit Plan"), we determined it would be appropriate for shareholders to again approve the material terms of performance goals under the Management Performance Plan and the Stock Unit Plan, in addition to those under the newly-adopted Surplus Unit Plan. The intent of this approval is to allow certain compensation awarded under these plans to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. You are not being asked to approve any amendments to these plans, or the plans themselves.
Section 162(m) imposes a $1,000,000 limit on the amount that a public company may deduct for compensation paid to its CEO or any of its three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualified performance-based” compensation. One of the requirements for compensation to qualify as performance-based under Section 162(m) is that the material terms of the performance goals under which such compensation is to be paid must be disclosed to and approved by shareholders before the compensation is paid. This disclosure to and approval by shareholders is generally required once every five years. The material terms that the Company's shareholders approve are expected to provide the framework for programs and awards under which compensation provided by the Company can qualify as performance-based compensation for purposes of Section 162(m). However, shareholder approval of the material terms of performance goals under the Company's compensation plans is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under those compensation plans to qualify for the performance-based compensation exemption under Section 162(m), and such shareholder approval does not alone ensure that all compensation paid under the Company's compensation plans will qualify as tax-deductible compensation. There can be no guarantee that amounts payable under the Company's compensation plans will be treated as qualified performance-based compensation under Section 162(m). In addition, nothing in the subsequent proposals precludes the Company from paying compensation or granting awards that do not meet the requirements for tax-deductible compensation under Section 162(m).
The Company may utilize performance goals under the following compensation plans:

•	The Management Performance Plan, which provides annual cash incentives;

•	The Stock Unit Plan, which provides for awards of units which are measured by the Company's performance in the public stock market, but which when vested are paid for only in cash; and

•	The Surplus Unit Plan, which provides for awards of units which are measured by the performance of Farm Bureau Property & Casualty, but which when vested are paid for only in cash.
For purposes of Section 162(m), material terms of performance goals that must be disclosed to and approved by shareholders include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) either the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of compensation to be paid to the employee if the performance goal is attained. Each of these material terms for the Management Performance Plan, Stock Unit Plan and Surplus Unit Plan are discussed below in Proposals 2, 3 and 4, respectively. Further information regarding the Management Development and Compensation Committee and the Stock Subcommittee is available under "Further Information Concerning the Board of Directors."

PROPOSAL NUMBER TWO - APPROVE THE MATERIAL TERMS OF PERFORMANCE GOALS UNDER OUR MANAGEMENT PERFORMANCE PLAN
Background
Please see the section above entitled "Background Information Regarding Approval of Material Terms of Performance Goals Under Our Compensation Plans" for further information regarding this proposal. Pursuant to this proposal, the Company is seeking shareholder approval of the material terms of performance goals under our Management Performance Plan, which provides annual cash incentives. Shareholder approval of this proposal constitutes approval of these material terms for purposes of the Section 162(m) shareholder approval requirements. You are not being asked to approve the Management Performance Plan itself, or any amendment to the Management Performance Plan. The Board of Directors may in its discretion amend the Management Performance Plan without shareholder approval.
Material Terms of Performance Goals Under the Management Performance Plan
Employees eligible to receive compensation: The Management Performance Plan provides annual incentive payments to certain employees above an internal salary grade and job classification utilized by the Company. The amount of the payment is based on the level of achievement of annual goals. As of the record date for the Company's 2016 annual meeting, the Company anticipates that approximately 150 employees, including the Company's executive officers, will be eligible to receive incentive payments under the Management Performance Plan for fiscal year 2016.
Description of business criteria on which the performance goal is based: For incentive payments under the Management Performance Plan intended to qualify as performance-based compensation under Section 162(m), the Stock Subcommittee will establish objectively determinable performance goals based on one or more of the following criteria with respect to the Company, its subsidiaries and/or non-consolidated entities managed by the Company: life insurance production, annuity production, agent recruiting, agent retention, revenues, expenses, earnings, earnings per share, cash flow, financial return ratios, market performance, total shareholder return, shareholder value, book value, book value per share, operating profits, net profits, stock price, number of customer accounts, direct written premium, surplus, property/casualty production, property/casualty combined ratio, property/casualty loss ratio, property/casualty expense ratio and changes between years or periods determined with respect to any of the foregoing criteria. The performance period will generally be one calendar year. Performance criteria may be measured solely on a consolidated, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. The formula for any such award may include or exclude items to measure specific objectives, such as losses from discontinued operations, the cumulative effect of accounting changes, acquisitions or divestitures and any unusual or nonrecurring gain or loss, and will be based on accounting rules and related accounting policies and practices in effect at that time. See "Other Information Regarding the Management Performance Plan" below for further information regarding goal groups and attainment levels.
Maximum amount that could be paid to any employee: Total annual cash incentive payments to any participant under the Management Performance Plan may not exceed $3,000,000.
Other Information Regarding the Management Performance Plan
The information provided herein is qualified in its entirety by reference to the complete text of the Management Performance Plan, which is attached hereto as Appendix A. Under the Management Performance Plan, each plan year, a set of corporate goals is authorized focusing on key metrics for growth, efficiency and profitability as the measure of performance necessary to receive the cash incentive. The goals and weighting of goals may differ for various business segments, teams or individuals within the Company. There at least three goal groups each year: property/casualty, life and shared services. Each goal is measured on an annual basis, with a separate determination of the attainment level. Each goal has a threshold, target and cap levels. Eligible employees are divided into tiers based upon salary grade as determined annually and approved by the Management Development and Compensation Committee, with payments under the plan being based on a percentage of the participant's base salary. Payments under the plan are subject to the Company and Farm Bureau Property & Casualty meeting certain triggers as approved annually by the Management Development and Compensation Committee. In addition, the Management Development and Compensation Committee retains negative discretion to limit or eliminate payment of cash incentives to any or all tiers, groups, segments, teams or individuals in its sole discretion. Subject to approval by the Management Development and Compensation Committee, the CEO has discretion to increase or decrease payments to any management team member by an amount up to 25% of such individual’s attained cash incentive for the measurement year, so long as cumulative changes do not increase or decrease the total payout for the management team by more than 5%.
The Management Performance Plan also contains an addendum applicable to Regional Sales Vice Presidents ("RVPs"). Under this addendum, each of the participants has annual state-specific goals in three different categories based on the geographic territory for which each RVP is responsible. The goals focus on key metrics for life and property-casualty sales, new agent growth and agent retention.

Plan Benefits
The cash incentive payment under the Management Performance Plan is based on the level of achievement of annual goals, and is subject to the discretion of the Management Development and Compensation Committee to limit or eliminate payments. Therefore, the amount of payment that will be received by any individual or group under the Management Performance Plan is not determinable.
Vote Required
The affirmative vote of a majority of the Class A common shares and Series B preferred shares present or represented and entitled to vote either in person or by proxy, voting as one class, is required to approve the material terms of performance goals under the Management Performance Plan. Also required for approval is the affirmative vote of a majority of the Class B common shares present or represented and entitled to vote either in person or by proxy. Votes marked as "abstain" and broker non-votes shall be of no effect in causing the matter to be approved or not to be approved.
YOUR BOARD UNANIMOUSLY RECOMMENDS YOUR VOTE FOR THE APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE MANAGEMENT PERFORMANCE PLAN.

PROPOSAL NUMBER THREE - APPROVE THE MATERIAL TERMS OF PERFORMANCE GOALS UNDER OUR CASH-BASED RESTRICTED STOCK UNIT PLAN
Background
Please see the section above entitled "Background Information Regarding Approval of Material Terms of Performance Goals Under Our Compensation Plans" for further information regarding this proposal. Pursuant to this proposal, the Company is seeking shareholder approval of the material terms of performance goals under our Stock Unit Plan, which provides for awards of units which are measured by the Company's performance in the public stock market, but which when vested are paid for only in cash. Shareholder approval of this proposal constitutes approval of these material terms for purposes of the Section 162(m) shareholder approval requirements. You are not being asked to approve the Stock Unit Plan itself, or any amendment to the Stock Unit Plan. The Board of Directors may in its discretion amend the Stock Unit Plan without shareholder approval.
Material Terms of Performance Goals Under the Cash-Based Restricted Stock Unit Plan
Employees eligible to receive compensation: The Stock Subcommittee of the Management Development and Compensation Committee may grant awards under the Stock Unit Plan to officers, employees, advisors and consultants of the Company and its affiliates selected by the Stock Subcommittee from time to time. As of the record date for the Company's 2016 annual meeting, the Company anticipates making awards under the Stock Unit Plan to approximately 26 participants in 2016, including the Company's executive officers.
Description of business criteria on which the performance goal is based: For grants of awards under the Stock Unit Plan intended to qualify as performance-based compensation under Section 162(m), the Stock Subcommittee will establish objectively determinable performance goals based on one or more of the following criteria with respect to the Company, its subsidiaries and/or non-consolidated entities managed by the Company: life insurance production, annuity production, agent recruiting, agent retention, revenues, expenses, earnings, earnings per share, cash flow, financial return ratios, market performance, total shareholder return, shareholder value, book value, book value per share, operating profits, net profits, stock price, number of customer accounts, direct written premium, surplus and changes between years or periods determined with respect to any of the foregoing criteria. The performance period may extend over one to five calendar years, and may overlap other performance periods, although no two performance periods may consist solely of the same calendar years. Performance criteria may be measured solely on a consolidated, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. The formula for any such award may include or exclude items to measure specific objectives, such as losses from discontinued operations, the cumulative effect of accounting changes, acquisitions or divestitures and any unusual or nonrecurring gain or loss, and will be based on accounting rules and related accounting policies and practices in effect on the date these awards are granted.
Maximum amount that could be paid to any employee: No participant may receive awards under the Stock Unit Plan in any calendar year with an aggregate fair market value in excess of $3,000,000.
Other Information Regarding the Cash-Based Restricted Stock Unit Plan
The information provided herein is qualified in its entirety by reference to the complete text of the Stock Unit Plan, which is attached hereto as Appendix B. The Stock Subcommittee has full discretionary power and authority to (i) select participants, (ii) determine the number of units granted to each participant, (iii) determine the forfeiture, vesting and other terms, conditions and restrictions of any award, (iv) determine whether, to what extent, and under what circumstances awards may be canceled, (v) interpret and administer the plan and any instrument or agreement entered into under the plan,

(vi) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the plan; and (vii) make any other determination and take any other action that the Stock Subcommittee deems necessary or desirable for administration of the plan. On any date, the value of each unit equals the fair market value of one share of the Company’s Class A Common Stock. The units awarded pursuant to the plan are not shares of stock, do not entitle a participant to acquire shares of stock and do not provide a participant with any of the rights granted to the holders of stock, including the right to vote. However, the units accrue dividends or dividend equivalents, paid upon vesting of the units. Participants are paid the fair market value of their units (and any accrued dividends) in cash or cash equivalents in accordance with the terms of their award agreement and the plan.
Plan Benefits
The selection of participants to receive units is determined by the Stock Subcommittee in its discretion. Therefore, the actual awards or the value of the benefits that will be received by any individual or group under the Stock Unit Plan is not determinable.
Vote Required
The affirmative vote of a majority of the Class A common shares and Series B preferred shares present or represented and entitled to vote either in person or by proxy, voting as one class, is required to approve the material terms of performance goals under the Stock Unit Plan. Also required for approval is the affirmative vote of a majority of the Class B common shares present or represented and entitled to vote either in person or by proxy. Votes marked as "abstain" and broker non-votes shall be of no effect in causing the matter to be approved or not to be approved.
YOUR BOARD UNANIMOUSLY RECOMMENDS YOUR VOTE FOR THE APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE CASH-BASED RESTRICTED STOCK UNIT PLAN.

PROPOSAL NUMBER FOUR - APPROVE THE MATERIAL TERMS OF PERFORMANCE GOALS UNDER OUR CASH-BASED RESTRICTED SURPLUS UNIT PLAN
Background
Please see the section above entitled "Background Information Regarding Approval of Material Terms of Performance Goals Under Our Compensation Plans" for further information regarding this proposal. Pursuant to this proposal, the Company is seeking shareholder approval of the material terms of performance goals under our Surplus Unit Plan, which provides for awards of units which are measured by the performance of Farm Bureau Property & Casualty, but which when vested are paid for only in cash. Shareholder approval of this proposal constitutes approval of these material terms for purposes of the Section 162(m) shareholder approval requirements. You are not being asked to approve the Stock Unit Plan itself, or any amendment to the Stock Unit Plan. The Board of Directors may in its discretion amend the Stock Unit Plan without shareholder approval.
Material Terms of Performance Goals Under the Cash-Based Restricted Surplus Unit Plan
Employees eligible to receive compensation: The Stock Subcommittee of the Management Development and Compensation Committee may grant awards under the Surplus Unit Plan to officers, employees, advisors and consultants of the Company and its affiliates selected by the Stock Subcommittee from time to time. As of the record date for the Company's 2016 annual meeting, the Company anticipates making awards under the Surplus Unit Plan to approximately 24 participants in 2016, including the Company's executive officers.
Description of business criteria on which the performance goal is based: For grants of awards under the Surplus Unit Plan intended to qualify as performance-based compensation under Section 162(m), the Stock Subcommittee will establish objectively determinable performance goals based on one or more of the following criteria with respect to the Company, its subsidiaries and/or non-consolidated entities managed by the Company: agent recruiting, agent retention, revenues, expenses, earnings, cash flow, financial return ratios, book value, operating profits, net profits, number of customer accounts, direct written premium, surplus, property/casualty production, property/casualty combined ratio, property/casualty loss ratio, property/casualty expense ratio and changes between years or periods determined with respect to any of the foregoing criteria. The performance period may extend over one to five calendar years, and may overlap other performance periods, although no two performance periods may consist solely of the same calendar years. Performance criteria may be measured solely on a consolidated, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. The formula for any such award may include or exclude items to measure specific objectives, such as losses from discontinued operations, the cumulative effect of accounting changes, acquisitions or divestitures and any unusual or nonrecurring gain or loss, and will be based on accounting rules and related accounting policies and practices in effect on the date these awards are granted.

Maximum amount that could be paid to any employee: No participant may receive awards under the Surplus Unit Plan in any calendar year with an aggregate fair market value in excess of $3,000,000.
Other Information Regarding the Cash-Based Restricted Surplus Unit Plan
The information provided herein is qualified in its entirety by reference to the complete text of the Surplus Unit Plan, which is attached hereto as Appendix C. The Stock Subcommittee has full discretionary power and authority to (i) select participants, (ii) determine the number of units granted to each participant, (iii) determine the forfeiture, vesting and other terms, conditions and restrictions of any award, (iv) determine whether, to what extent, and under what circumstances awards may be canceled, (v) interpret and administer the plan and any instrument or agreement entered into under the plan, (vi) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the plan; and (vii) make any other determination and take any other action that the Stock Subcommittee deems necessary or desirable for administration of the plan. On any date a unit is granted, the Stock Subcommittee designates the notional value thereof; thereafter, the value of such unit increases or decreases based on the financial performance of Farm Bureau Property & Casualty, upon such terms as may be determined by the Stock Subcommittee in its sole discretion. Participants are paid the fair market value of their units in cash or cash equivalents in accordance with the terms of their award agreement and the plan.
Plan Benefits
The selection of participants to receive units is determined by the Stock Subcommittee in its discretion. Therefore, the actual awards or the value of the benefits that will be received by any individual or group under the Surplus Unit Plan is not determinable.
Vote Required
The affirmative vote of a majority of the Class A common shares and Series B preferred shares present or represented and entitled to vote either in person or by proxy, voting as one class, is required to approve the material terms of performance goals under the Surplus Unit Plan. Also required for approval is the affirmative vote of a majority of the Class B common shares present or represented and entitled to vote either in person or by proxy. Votes marked as "abstain" and broker non-votes shall be of no effect in causing the matter to be approved or not to be approved.
YOUR BOARD UNANIMOUSLY RECOMMENDS YOUR VOTE FOR THE APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE CASH-BASED RESTRICTED SURPLUS UNIT PLAN.

PROPOSAL NUMBER FIVE - ADVISORY VOTE ON
NAMED EXECUTIVE OFFICER COMPENSATION
In 2013, 2014 and 2015, we received the affirmation of over 99% of shares voting, excluding abstentions and broker non-votes, in regard to a resolution approving our pay practices for executive compensation as discussed in "Executive Compensation - Compensation Discussion and Analysis." We also received in 2011 the concurrence of over 97% of shares voting for an annual review of the "Say on Pay" vote, as opposed to a review every two or three years. The Board of Directors noted the heavy majority voting in favor of our executive compensation resolution, and in favor of an annual review. It resolved to accept the shareholders' recommendation for an annual frequency of the Say on Pay resolution. Therefore, pursuant to the Dodd-Frank Act, we again seek a non-binding advisory vote from our shareholders to approve the compensation of our NEOs as described under "Executive Compensation - Compensation Discussion and Analysis" and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this proxy statement. Because your vote is advisory, it will not be binding upon the Board of Directors. To the extent there is a significant vote against the compensation of our NEOs as disclosed in this proxy statement, the Management Development and Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.
As we discuss in our Compensation Discussion and Analysis, our compensation program is designed to reward our NEOs when they deliver the performance that our shareholders seek. In 2015, the components of our NEO compensation included: (i) base salary, (ii) an annual cash incentive based on the achievement of earnings, growth and efficiency goals, and (iii) long-term incentive compensation through cash-based restricted stock units. Please see the Compensation Discussion and Analysis section for additional details regarding the compensation of our NEOs.
This proposal gives you, as a shareholder, the opportunity to approve our NEO compensation as disclosed in this proxy statement by voting for or against the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in the Company's Proxy Statement for its 2016 Annual Meeting.
The affirmative vote of a majority of the Class A common shares and Series B preferred shares present or represented and entitled to vote either in person or by proxy, voting as one class, is required to approve this non-binding proposal. Also required for approval is the affirmative vote of a majority of the Class B common shares present or represented and entitled to vote either in person or by proxy. Votes marked as "abstain" and broker non-votes shall be of no effect in causing the matter to be approved or not to be approved.
THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND OTHERWISE IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE
The purpose of the Audit Committee is to assist the Board in its general oversight of FBL's financial reporting, internal controls, compliance, risk analysis and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee. The Charter is available on the Company's website, www.fblfinancial.com. The Audit Committee is comprised solely of independent directors as defined by the listing standards of the NYSE.
The Audit Committee is responsible for hiring the independent registered public accounting firm. Ernst & Young LLP has served as such for a number of years. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young LLP.
Management is responsible for the preparation, presentation and integrity of FBL's financial statements, accounting and financial reporting principles, establishing and maintaining disclosure controls and procedures, establishing and maintaining internal control over financial reporting, evaluating the effectiveness of disclosure controls and procedures, evaluating the effectiveness of internal control over financial reporting and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.
Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.
During the course of 2015, management continued its evaluation of FBL's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. The Audit Committee reviewed management's report on the effectiveness of the Company's internal control over financial reporting contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2015. The Audit Committee continues to oversee FBL's efforts related to its internal control over financial reporting and management's preparations for the evaluation of the effectiveness of internal control over financial reporting in fiscal year 2016.
The Audit Committee reviewed Ernst & Young LLP's Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 related to its audit of the effectiveness of internal control over financial reporting. The Audit Committee also reviewed Ernst & Young LLP's Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 related to its audit of the consolidated financial statements. Additionally, the Audit Committee reviewed Ernst & Young LLP's Report of Independent Registered Public Accounting Firm on Schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 related to its audit of the financial statement schedules.
The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16. In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding communications by Ernst & Young LLP with the Audit Committee concerning independence. The Audit Committee has also discussed with Ernst & Young LLP the firm's independence.
Based on the Audit Committee's review of the audited consolidated financial statements and the discussions with and representations from management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors that FBL's audited consolidated financial statements be included in FBL's Annual Report on Form 10-K for fiscal year 2015, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Paul E. Larson, Chair
Roger K. Brooks
Jerry L. Chicoine

PROPOSAL NUMBER SIX - RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed, and the Board has approved, Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2016. You are being asked to ratify this action of the Audit Committee. Should you not ratify the Audit Committee's action, it will review the matter, and may make such decision as it believes appropriate, consistent with its role as the sole body responsible for appointing the Independent Registered Public Accounting Firm. That decision may include retaining the Independent Registered Public Accounting Firm despite not receiving your ratification, or dismissing the firm at any time if conditions warrant.
Ernst & Young LLP provided audit and other services during 2015 and 2014 for fees totaling $1,591,585 and $1,494,590, respectively. This included the following fees:
Audit Fees: $1,363,900 and $1,236,400, respectively, for the annual audit of the Company's consolidated financial statements and review of interim financial statements in the Company's reports on Form 10-Q;
Audit-Related Fees: $90,695 and $182,795, respectively, primarily for system implementation assessment and employee benefit plan audits;
Tax Fees: $63,290 and $75,395, respectively, for tax compliance, tax consulting and tax planning; and
All Other Fees: $73,700 and $0, respectively, primarily for assessments of our tax function in 2015.
The Company's policy, as reflected in the Audit Committee Charter, is that all services provided by the Company's Independent Registered Public Accounting Firm, and fees for such services, must be approved by the Audit Committee. The Audit Committee has determined to grant general pre-approval authority to management of $10,000 per engagement for tax, audit and audit-related services, not to exceed $40,000 in total in any calendar quarter. In each case the services must not impair the independence of the Independent Registered Public Accounting Firm. These engagements are ratified by the Audit Committee on a quarterly basis. Engagements exceeding those limits require specific pre-approval by the Audit Committee. The Audit Committee reviews with Ernst & Young LLP whether the non-audit services to be provided are compatible with maintaining the firm's independence. Permissible non-audit services are usually limited to fees for tax services, accounting assistance or audits in connection with acquisitions and other services specifically related to accounting or audit matters such as audits of employee benefit plans.
Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
YOUR BOARD UNANIMOUSLY RECOMMENDS YOUR VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.
The affirmative vote of a majority of the Class A common shares and Series B preferred shares present or represented and entitled to vote either in person or by proxy, voting as one class, is required to ratify the appointment of Ernst & Young LLP. Also required for ratification is the affirmative vote of a majority of the Class B common shares present or represented and entitled to vote either in person or by proxy. Votes marked as "abstain" shall be of no effect in causing the matter to be approved or not to be approved.

Appendix A

Management Performance Plan
Effective January 1, 2016
Objective
The objective of the Management Performance Plan is to provide annual incentive payments to certain employees of FBL Financial Group, Inc. with a salary grade of 45 or higher and employees with a salary grade of 44 and jobs assigned at least 634 Hay points, in the form of an annual cash payment, for the achievement of a predetermined set of corporate goals. The goals may apply to operations and results of the entire enterprise or may apply to a segment of the business or the operations. Payment of cash incentives pursuant to achievement of the goals will be subject to FBL Financial Group, Inc. and the Farm Bureau Property & Casualty Company meeting triggers as approved annually by the Management Development and Compensation Committee. Triggers may relate to profitability, stability, positive surplus and levels of capital, among other matters, and may be applied across the Company or by defined groups within the company. In addition, the Management Development and Compensation Committee retains negative discretion annually to limit or eliminate payment of cash incentives to any or all Tiers, Groups, segments, teams or individuals in its sole discretion.
Administration
The Management Performance Plan is approved by the Board of Directors through the actions of the Management Development and Compensation Committee. FBL management shall have the discretion to make decisions respecting the operations of the plan that do not have a material impact on the total amount paid.
Corporate Goals
Each plan year, the Board of Directors through the Management Development and Compensation Committee will authorize a set of corporate goals as the measure of performance necessary to receive the cash incentive. The performance goals will focus on key metrics for growth, efficiency and profitability. The goals and weighting of goals may differ for various business segments, teams or individuals within the overall Company, as deemed appropriate by the Management Development and Compensation Committee.
There will be no less than three Goal Groups each year: Property & Casualty, Life and Shared Services. The Property and Casualty and Life Goal Groups will have 50% of their goals specific to their business unit and 50% will be based on the overall corporate goals. The overall corporate goal shall be 100% of the goals for the Shared Services Goal Group and members of FBL Management Team. All eligible employees will be put into Goal Groups based on the discretion of management. Once an employee is placed in a Goal Group, the employee will remain in that Goal Group for the entire year, even if they move to a different business unit during the year. The Goal Groups will be determined as of March 1 each year.
Attainment of Goals
Each goal will be measured on an annual basis, with a separate determination of the attainment level. The actual value assigned to each goal (which determines the cash incentive eligible to employees) depends on the level of achievement of each corporate goal.
Eligible employees will be divided into Tiers based upon salary grade as determined annually and approved by the Management Development and Compensation Committee. The Committee shall also approve a Threshold (the minimum level of achievement at which a cash incentive is provided), a Target (the level of achievement that is targeted for each goal) and a Cap (the level of achievement at or above which the maximum cash incentive is provided).
With respect to individual employees or groups of employees, the Chief Executive Officer is authorized to exercise discretion regarding administration of the plan when needed as the result of employees moving from one Tier to another (either up, or down) or reclassification of existing positions.
Eligible Participants
Participation in the Management Performance Plan includes certain full-time, salary grade 44 (with jobs assigned at least 634 Hay points) and salary grade 45 and above employees of FBL Financial Group, Inc. who are classified as active employment status as of the last working day of the plan year. Excluded from participation in this plan are Regional Sales Vice Presidents, whose incentive compensation plan is set forth in the RVP Performance Plan Addendum attached hereto. The following rules shall be considered in the determination of eligibility of any employee or class of employees covered by the Management Performance Plan.
1. Part-time or high-time employees, of FBL Financial Group, Inc. are not eligible to participate in the Management Performance Plan.
2. Agents, reserve agents, Agency Managers, temporary employees, independent contractors, per diem adjusters, and leased employees are not eligible to participate in the Management Performance Plan.

3. For eligible employees who transfer from full-time to part-time or high-time during the year, the cash incentive will be prorated based upon completed service as an eligible employee during the plan year. For employees who are otherwise eligible to participate transfer from full-time to temporary, all rights to a cash incentive will be forfeited.
4. Cash incentive payments for eligible newly hired employees or current employees who become eligible for the Management Performance Plan during the plan year will be prorated based upon completed service as an eligible employee during the plan year.
5. In the event an employee’s active employment terminates prior to the last working day of the plan year by reason of retirement, reduction in complement, transfer to Farm Bureau agent/reserve agent or Agency Manager status, company transfer to a multi-line state Farm Bureau affiliate, military leave, permanent disability, or death, the cash incentive payment will be prorated based upon completed service as an eligible employee during the plan year, assuming all other criteria have been met.
6. Payment for deceased employee’s cash incentive pay will be made to the beneficiary on record for group life insurance, if living; otherwise to surviving spouse, if living; otherwise to employee’s estate.
7. In the event an employee’s active employment terminates prior to the last working day of the plan year for any other reason not included in bullet #5, all rights to a cash incentive will be forfeited.
Participation in the Management Performance Plan does not guarantee employment, nor does participation at any time guarantee ongoing participation. In addition, the Management Development and Compensation Committee retains negative discretion to limit or eliminate payment of cash incentives to any or all Tiers, Groups, segments, teams or individuals in its sole discretion.
Base Salary
Cash incentive payments are made based on a percentage of the participant’s base salary, based on the level of achievement of corporate goals as determined by the Management Development and Compensation Committee. For this purpose, base salary consists of the employee's regular monthly rate of pay, including any retro pay adjustments, during the plan year. Cash payments for unused vacation are not included in base salary. Notwithstanding anything to the contrary in the plan, total cash incentive payments to any participant shall not exceed three million dollars ($3,000,000) annually.
CEO Discretion
Subject to approval by the Management Development and Compensation Committee, the CEO will have the flexibility to increase or decrease the payments to any FBL Management Team member by an amount up to 25% of such individual’s attained cash incentive for the measurement year. Cumulative changes to the individual cash incentive payments cannot increase or decrease the total payout for the FBL Management Team by more than 5%. The CEO shall certify that the payments as proposed would not prevent deductibility of any such payments by the company under IRS Code §162(m).
Payments of Cash Incentives
Subject to the negative discretion of the Management Development and Compensation Committee to limit or eliminate payment of cash incentives, payments will be made annually, on or before March 15, to each eligible participant, subject to the attainment level of the goals, for the prior plan year.
Cash incentive payments made under the Management Performance Plan are considered compensation for purposes of calculating group life, accidental death & dismemberment, and disability income benefits. In addition, this cash incentive payment will be included in the calculation of retirement benefits.
Cash incentive payments will be made in a single, separate, lump sum payment and are subject to federal and state taxes. Cash incentive payments may also be subject to court-ordered child support, garnishments, wage assignments and tax levies. Cash incentive payments are not subject to voluntary payroll deductions, including but not limited to 401(k) loan payments, United Way, insurance premium and flex deductions. Cash incentive payments for active employees are eligible for the 401(k) deduction and 401(k) match provision.
Employees Grade 50 and above may elect to defer cash incentive payments in accordance with all terms and conditions of the FBL Financial Group, Inc. Executive Salary and Bonus Deferred Compensation Plan and the FBL Financial Group, Inc. Nonqualified Excess 401(k) Plan.
Continuation
This Management Performance Plan shall replace and supersede any existing Management Performance Plans effective January 1, 2016, and shall continue in force from year to year thereafter as set forth herein, until amended or otherwise terminated by the Management Development and Compensation Committee of FBL Financial Group, Inc.

RVP Performance Plan Addendum
Effective January 1, 2016
Objective
The objective of this RVP Plan Addendum (the "RVP Plan") is to provide annual incentive payments to the Regional Sales Vice Presidents ("RVP") of FBL Financial Group, Inc., in the form of an annual cash payment, for the achievement of a predetermined set of corporate goals. Each of the participants will have state-specific goals each year in three different categories based on the geographic territory for which each RVP is responsible. Payment of cash incentives pursuant to achievement of the goals will be subject to FBL Financial Group, Inc. and the Farm Bureau Property & Casualty Company meeting the triggers approved annually by the Management Development and Compensation Committee and used to determine short term incentives for FBL employees covered under the Management Performance Plan set forth above. Triggers may relate to profitability, stability, positive surplus and levels of capital, among other matters, and may be applied across the Company or by defined groups within the company. In addition, the Management Development and Compensation Committee retains negative discretion annually to limit or eliminate payment of cash incentives to the participants of this plan in its sole discretion.
Administration
The RVP Plan is approved by the Board of Directors through the actions of the Management Development and Compensation Committee. FBL management shall have the discretion to make decisions respecting the operations of the plan that do not have a material impact on the total amount paid.
Goals
Each calendar year (the "Plan Year"), the Board of Directors, through the Management Development and Compensation Committee, will adopt goals and goal categories established jointly by the Chief Marketing Officer, the Chief Operating Officer - Property Casualty Companies and the Chief Operating Officer - Life Companies, which will be used as the measure of performance necessary to receive the cash incentive. The performance goals will focus on key metrics for life and property/casualty sales, new agent growth and agent retention. The goals and weighting of goals may differ for individual RVPs under this plan as recommended by the Chief Marketing Officer and as deemed appropriate and approved by the Management Development and Compensation Committee.
Attainment of Goals
Each goal will be measured on an annual basis, and have a separate attainment level. The actual value assigned to each goal will be a percentage of the participant's base salary. The amount earned will depend on the level of achievement of each goal. For each goal, the Management Development and Compensation Committee shall approve a Threshold (the minimum level of achievement at which a cash incentive is provided), a Target (the level of achievement that is targeted for each goal) and a Cap (the level of achievement at or above which the maximum cash incentive is provided).
With respect to individual employees, the Chief Marketing Officer is authorized to exercise discretion regarding administration of the RVP Plan when needed as the result of employees joining or leaving the group during any calendar year.
Eligible Participants
Only the RVPs will participate in the RVP Plan. The following rules shall be considered in the determination of eligibility of any specific participant.
1. For employees who transfer to an RVP position from a full-time position covered by the Management Performance Plan, the cash incentive will be prorated between this RVP Plan and the Management Performance Plan based percentage of time covered under each of the plans.
2. Cash incentive payments for eligible newly hired RVPs or RVPs promoted to the position from one not covered by the Management Performance Plan, who become eligible for the RVP Plan during the Plan Year will be prorated based upon completed service as an eligible employee during the Plan Year.
3. In the event an RVP's active employment terminates prior to the last working day of the plan year by reason of retirement, reduction in complement, transfer to Farm Bureau agent, reserve agent or Agency Manager status, company transfer to a multi-line state Farm Bureau affiliate, military leave, permanent disability, or death, the cash incentive payment will be prorated based upon completed service as an RVP during the Plan Year, assuming all other criteria have been met.
4. Payment for a deceased RVP's cash incentive pay will be made to the beneficiary on record for group life insurance, if living; otherwise to surviving spouse, if living; otherwise to employee’s estate.

5. In the event an RVP's active employment terminates prior to the last working day of the plan year for any other reason not included in bullet #3, above, all rights to a cash incentive will be forfeited.
Participation in the RVP Plan does not guarantee employment, nor does participation at any time guarantee ongoing participation. In addition, the Management Development and Compensation Committee retains negative discretion to limit or eliminate payment of cash incentives to the entire group of eligible participants or individuals in its sole discretion.
Base Salary
Cash incentive payments are made based on a percentage of the participant’s base salary, based on the level of achievement of corporate goals as determined by the Management Development and Compensation Committee. For this purpose, base salary consists of the RVP's regular monthly rate of pay, including any retro pay adjustments, during the plan year. Cash payments for unused vacation are not included in base salary. Notwithstanding anything to the contrary in the plan, total cash incentive payments to any participant shall not exceed three million dollars ($3,000,000) annually.
Payments of Cash Incentives
Subject to the negative discretion of the Management Development and Compensation Committee to limit or eliminate payment of cash incentives, payments will be made annually, on or before March 15, to each eligible participant, subject to the attainment level of the goals, for the prior Plan Year.
Cash incentive payments made under the RVP Plan are considered compensation for purposes of calculating group life, accidental death & dismemberment, and disability income benefits. In addition, this cash incentive payment will be included in the calculation of retirement benefits.
Cash incentive payments will be made in a single, separate, lump sum payment and are subject to federal and state taxes. Cash incentive payments may also be subject to court-ordered child support, garnishments, wage assignments and tax levies. Cash incentive payments are not subject to voluntary payroll deductions, including but not limited to 401(k) loan payments, United Way, insurance premium and flex deductions. Cash incentive payments for active employees are eligible for the 401(k) deduction and 401(k) match provision.
Participating RVPs may elect to defer cash incentive payments in accordance with all terms and conditions of the FBL Financial Group, Inc. Executive Salary and Bonus Deferred Compensation Plan and the FBL Financial Group, Inc. Nonqualified Excess 401(k) Plan.
Continuation
This Management Performance Plan addendum shall continue in force from year to year following January 1, 2016, as set forth herein, until amended or otherwise terminated by the Management Development and Compensation Committee of FBL Financial Group, Inc.

Appendix B

FBL FINANCIAL GROUP, INC.
CASH-BASED RESTRICTED STOCK UNIT PLAN
Effective December 15, 2011, as amended March 9, 2012 and August 21, 2013

1. Purpose of the Plan. The purpose of the FBL Financial Group, Inc. Cash-Based Restricted Stock Unit Plan (the “Plan”) is to attract and retain the best available personnel for positions of substantial responsibility, by providing additional incentive to officers, employees, advisors and consultants of FBL Financial Group, Inc. (the “Company”) and its affiliates identified by the Stock Subcommittee of the Management Development and Compensation Committee of the Board of Directors of the Company (the “Subcommittee”). To facilitate the purpose of this Plan, the Subcommittee may issue restricted stock units (the “Units”) to such officers, employees, advisors and consultants (the “Participants”) selected by it from time to time. The fair market value of a Participant’s Units shall be paid to them in cash or cash equivalents in accordance with the terms of this Plan.
2. Administration of the Plan.
2.1 General. The Plan shall be administered by the Subcommittee.
2.2 Powers. The Subcommittee shall have full discretionary power and authority to: (a) select the Participants to whom awards of Units may from time to time be granted hereunder (an “Award”); (b) determine the number of Units granted to each Participant pursuant to an Award; (c) determine the forfeiture, vesting and other terms, conditions and restrictions of any Award granted hereunder; (d) determine whether, to what extent, and under what circumstances Awards may be canceled; (e) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (f) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (g) make any other determination and take any other action that the Subcommittee deems necessary or desirable for administration of the Plan, provided that such determination or action is not inconsistent with the terms of this Plan or any order or resolution of the Company’s Board of Directors.
2.3 Binding Authority. The decisions of the Subcommittee shall be final, conclusive, and binding with respect to the interpretation and administration of the Plan and Awards. The Subcommittee shall make, in its sole discretion, all determinations arising in the administration, construction, or interpretation of the Plan and Awards, including the right to construe ambiguous or disputed Plan or Award terms and provisions, and any such determination shall be conclusive and binding on all Persons.
3. Terms and Conditions of Awards.
(a) Each Award shall consist solely of Units.
(b) On any date, the value of each Unit shall equal the fair market value of one share of the Company’s Class A Common Stock (the “Stock”), which shall be determined by the Subcommittee in its sole discretion (the “Fair Market Value”); provided, however, that (i) if the Stock is then admitted to trading on a national securities exchange, the Fair Market Value on any date shall be the last sale price reported for such Stock on such exchange on such date or on the last date preceding such date on which a sale was reported, (b) if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or other comparable quotation system and has been designated as a National Market System (“NSM”) security, the Fair Market Value on any date shall be the last sale price reported for a share of Stock on such system on such date or on the last day preceding such date on which a sale was reported or (c) if the Stock is admitted to quotation on NASDAQ and has not been designated an NMS security, the Fair Market Value on any date shall be the average of the highest bid and the lowest asked price of the shares of Stock on such system on such date.
(c) The Units awarded pursuant to this Plan: (a) are not shares of Stock; (b) do not entitle a Participant to acquire shares of Stock; and (c) do not provide a Participant with any of the rights granted to the holders of Stock, including the right to vote. The Units shall accrue dividends or dividend equivalents which shall be paid only upon vesting of the Units.
(d) The Units awarded to a Participant may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except upon the death of a Participant by will or by the laws of descent and distribution.
(e) No Participant shall receive awards under this Plan in any calendar year with an aggregate fair market value in excess of $3,000,000.
3.2 Award Agreements. The number of Units granted to each Participant pursuant to an Award and the forfeiture, vesting and other terms, conditions and restrictions of any Award granted hereunder shall be set forth in a Restricted Stock Unit Agreement in the form determined by the Subcommittee from time to time (the “Award Agreement”). The terms of each Award Agreement may vary from one Award to another and from one Participant to another, but must in all cases be

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consistent with the terms of this Plan. A Participant shall have no rights with respect to an Award and will be deemed to have rejected their Award unless and until they have signed and returned their Award Agreement to the Subcommittee within the time period designated by the Subcommittee.
3.3 Participant Accounts. Upon the execution of an Award Agreement by a Participant, the Company shall establish a separate account maintained on the books of the Company (the “Participant Account”) and credit to such account the number of Units set forth in such Participant’s Award Agreement. All amounts credited to the Participant’s Account shall for all purposes be a part of the general assets of the Company. The Participant’s interest in his or her Participant Account shall only be that of a general, unsecured creditor of the Company.
3.4 Form and Timing of Payment. The Participants shall be paid the Fair Market Value of their Units in cash or cash equivalents in accordance with the terms of their Award Agreement and this Plan; provided, however:
(a) Any payment that represents the deferral of compensation within Section 409A of the Internal Revenue Code of 1986, as amended from time to time, shall be made no earlier than allowed pursuant to Section 409A(a)(2) of the Code and, without limiting the foregoing, no payment shall be made to a “specified employee” as defined in Section 409A(a)(2)(B), earlier than allowed by Section 409A(a)(2)(B) of the Code;
(b) Once designated in an Award Agreement, neither the time nor schedule of a payment may be accelerated in violation of Section 409A(a)(3) of the Code; and
(c) Once designated in an Award Agreement, neither the time nor the schedule of a payment may be further deferred in violation of Section 409A(a)(4) of the Code.
4. Adjustments upon Changes in Capitalization. Subject to Section 5 of this Plan, in the event of a “Change of Capitalization,” the Subcommittee shall conclusively determine the appropriate adjustments, if any, to the class of the Company’s stock to which the Units relate and the number of Units granted to each Participant. For purposes of this Plan, the term “Change of Capitalization” means any increase, reduction, or change or exchange of the Stock for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, issuance or warrants or rights, stock dividend, stock split or reverse stock split, combination or exchange of shares of Stock, repurchase of shares of Stock, change in corporate structure or otherwise.
5. Statutory Compliance.
5.1 Section 409A. This Plan and each Award Agreement shall, to the extent possible, be interpreted and operated in a manner to avoid the application of Section 409A(a)(1) of the Code. Notwithstanding anything in this Plan or an Award Agreement to the contrary, the Subcommittee shall be authorized to take any unilateral action, including the amendment of this Plan and any Award Agreement, that it deems necessary or desirable to avoid the application of or noncompliance with Section 409A of the Code; provided, however, that neither the Company, the Subcommittee or any other officer, employee or agent shall have any liability to a Participant with respect to any amount paid or payable by the Participant by reason of the application or violation of Section 409A of the Code.
5.2 Section 162(m). For so long as the Company is a “Publicly Held Corporation,” the terms of any Award granted to a “Covered Employee” shall, if designated as “Performance Based Compensation” by the Subcommittee, comply with Section 162(m)(4)(C) of the Code and the Treasury Regulations promulgated thereunder. The terms “Publicly Held Corporation, “Covered Employee” and “Performance Based Compensation” shall each have the definitions set forth in Section 162(m) of the Code. The terms of this Plan and any applicable Award Agreement shall be interpreted and operated in a manner consistent with the foregoing and any discretion that the Subcommittee has that is inconsistent with the foregoing shall be null and void as to such Award. Notwithstanding anything in this Plan or an Award Agreement to the contrary, the Subcommittee shall be authorized to take any unilateral action, including the amendment of this Plan and any Award Agreement, that it deems necessary or desirable to cause any Award intended to qualify as Performance Based Compensation to comply with Section 162(m)(4)(C) of the Code and the Treasury Regulations promulgated thereunder.
6. Non-exclusivity. The adoption of the Plan by the Company shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable and such arrangements may be either applicable generally or only in specific cases.
7. Amendment and Termination. The Board of Directors of the Company may amend, suspend, discontinue, or terminate the Plan or any portion thereof in a manner consistent with Section 5 of the Plan.
8. Choice of Law and Venue. This Plan, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Iowa, without regard to its choice of law provisions.

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Appendix C

FBL FINANCIAL GROUP, INC.
CASH-BASED RESTRICTED SURPLUS UNIT PLAN
Effective November 18, 2015

1. Purpose of the Plan. The purpose of the FBL Financial Group, Inc. Cash-Based Restricted Surplus Unit Plan (the “Plan”) is to attract and retain the best available personnel for positions of substantial responsibility, by providing additional incentive to officers, employees, advisors and consultants of FBL Financial Group, Inc. (the “Company”) and its affiliates identified by the Stock Subcommittee of the Management Development and Compensation Committee of the Board of Directors of the Company (the “Subcommittee”). To facilitate the purpose of this Plan, the Subcommittee may issue restricted surplus units (the “Units”) to such officers, employees, advisors and consultants (the “Participants”) selected by it from time to time. The value of a Participant’s Units shall be paid to them in cash or cash equivalents in accordance with the terms of this Plan.
2. Administration of the Plan.
2.1 General. The Plan shall be administered by the Subcommittee.
2.2 Powers. The Subcommittee shall have full discretionary power and authority to: (a) select the Participants to whom awards of Units may from time to time be granted hereunder (an “Award”); (b) determine the number of Units granted to each Participant pursuant to an Award; (c) determine the forfeiture, vesting and other terms, conditions and restrictions of any Award granted hereunder; (d) determine whether, to what extent, and under what circumstances Awards may be canceled; (e) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (f) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (g) make any other determination and take any other action that the Subcommittee deems necessary or desirable for administration of the Plan, provided that such determination or action is not inconsistent with the terms of this Plan or any order or resolution of the Company’s Board of Directors.
2.3 Binding Authority. The decisions of the Subcommittee shall be final, conclusive, and binding with respect to the interpretation and administration of the Plan and Awards. The Subcommittee shall make, in its sole discretion, all determinations arising in the administration, construction, or interpretation of the Plan and Awards, including the right to construe ambiguous or disputed Plan or Award terms and provisions, and any such determination shall be conclusive and binding on all Persons.
3. Terms and Conditions of Awards.
(a) Each Award shall consist solely of Units.
(b) On any date a Unit is granted, the Subcommittee shall designate the notional value thereof. Thereafter the value of such Unit (the “Value”) shall increase or decrease based on the financial performance of Farm Bureau Property & Casualty Insurance Company, upon such terms as may be determined by the Subcommittee in its sole discretion.
(c) The Units awarded to a Participant may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except upon the death of a Participant by will or by the laws of descent and distribution.
(d) No Participant shall receive awards under this Plan in any calendar year with an aggregate value in excess of $3,000,000.
3.2 Award Agreements. The number of Units granted to each Participant pursuant to an Award and the forfeiture, vesting and other terms, conditions and restrictions of any Award granted hereunder shall be set forth in a Restricted Surplus Unit Agreement in the form determined by the Subcommittee from time to time (the “Award Agreement”). The terms of each Award Agreement may vary from one Award to another and from one Participant to another, but must in all cases be consistent with the terms of this Plan. A Participant shall have no rights with respect to an Award and will be deemed to have rejected their Award unless and until they have signed and returned their Award Agreement to the Subcommittee within the time period designated by the Subcommittee.
3.3 Participant Accounts. Upon the execution of an Award Agreement by a Participant, the Company shall establish a separate account maintained on the books of the Company (the “Participant Account”) and credit to such account the number of Units set forth in such Participant’s Award Agreement. All amounts credited to the Participant’s Account shall for all purposes be a part of the general assets of the Company. The Participant’s interest in his or her Participant Account shall only be that of a general, unsecured creditor of the Company.
3.4 Form and Timing of Payment. The Participants shall be paid the Value of their Units in cash or cash equivalents in accordance with the terms of their Award Agreement and this Plan; provided, however:

C-1

(a) Any payment that represents the deferral of compensation within Section 409A of the Internal Revenue Code of 1986, as amended from time to time, shall be made no earlier than allowed pursuant to Section 409A(a)(2) of the Code and, without limiting the foregoing, no payment shall be made to a “specified employee” as defined in Section 409A(a)(2)(B), earlier than allowed by Section 409A(a)(2)(B) of the Code;
(b) Once designated in an Award Agreement, neither the time nor schedule of a payment may be accelerated in violation of Section 409A(a)(3) of the Code; and
(c) Once designated in an Award Agreement, neither the time nor the schedule of a payment may be further deferred in violation of Section 409A(a)(4) of the Code.
4. Adjustments upon Changes in Capitalization. Subject to Section 5 of this Plan, in the event of a “Change of Capitalization,” the Subcommittee shall conclusively determine the appropriate adjustments, if any, to the surplus of Farm Bureau Property & Casualty Insurance Company to which the Units relate and the number of Units granted to each Participant. For purposes of this Plan, the term “Change of Capitalization” means any change in the surplus of Farm Bureau Property & Casualty Insurance Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, change in corporate structure or otherwise.
5. Statutory Compliance.
5.1 Section 409A. This Plan and each Award Agreement shall, to the extent possible, be interpreted and operated in a manner to avoid the application of Section 409A(a)(1) of the Code. Notwithstanding anything in this Plan or an Award Agreement to the contrary, the Subcommittee shall be authorized to take any unilateral action, including the amendment of this Plan and any Award Agreement, that it deems necessary or desirable to avoid the application of or noncompliance with Section 409A of the Code; provided, however, that neither the Company, the Subcommittee or any other officer, employee or agent shall have any liability to a Participant with respect to any amount paid or payable by the Participant by reason of the application or violation of Section 409A of the Code.
5.2 Section 162(m). For so long as the Company is a “Publicly Held Corporation,” the terms of any Award granted to a “Covered Employee” shall, if designated as “Performance Based Compensation” by the Subcommittee, comply with Section 162(m)(4)(C) of the Code and the Treasury Regulations promulgated thereunder. The terms “Publicly Held Corporation, “Covered Employee” and “Performance Based Compensation” shall each have the definitions set forth in Section 162(m) of the Code. The terms of this Plan and any applicable Award Agreement shall be interpreted and operated in a manner consistent with the foregoing and any discretion that the Subcommittee has that is inconsistent with the foregoing shall be null and void as to such Award. Notwithstanding anything in this Plan or an Award Agreement to the contrary, the Subcommittee shall be authorized to take any unilateral action, including the amendment of this Plan and any Award Agreement, that it deems necessary or desirable to cause any Award intended to qualify as Performance Based Compensation to comply with Section 162(m)(4)(C) of the Code and the Treasury Regulations promulgated thereunder.
6. Non-exclusivity. The adoption of the Plan by the Company shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable and such arrangements may be either applicable generally or only in specific cases.
7. Amendment and Termination. The Board of Directors of the Company may amend, suspend, discontinue, or terminate the Plan or any portion thereof in a manner consistent with Section 5 of the Plan.
8. Choice of Law and Venue. This Plan, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Iowa, without regard to its choice of law provisions.

C-2

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 18, 2016.

FBL FINANCIAL GROUP, INC.

FBL Financial Group, Inc.

E02375-P76271

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 15, 2016
Date: May 18, 2016 **Time:** 1:00 P.M. CDT
Location: 5400 University Avenue
West Des Moines, Iowa 50266

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. NOTICE AND PROXY STATEMENT 2. FORM 10-K

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*. You can also view FBL's online annual report on the home page of its website www.fblfinancial.com.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 4, 2016 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: To vote in person, attend FBL's Annual Meeting of Shareholders on May 18, 2016 at 1:00 p.m. CDT. At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E02376-P76271

Voting Items

The Board of Directors recommends you vote FOR ALL of the following nominees:

1. Election of Directors

Nominees:

01) James P. Brannen
02) Roger K. Brooks
03) Jerry L. Chicoine
04) Paul E. Larson

The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6.

5. Advisory vote to approve named executive officer compensation.

E02377-P76271

FBL Financial Group, Inc.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date (two days before for participants in the Farm Bureau 401(k) Plan). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by FBL Financial Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date (two days before for participants in the Farm Bureau 401(k) Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received prior to the Annual Meeting on May 18, 2016 (two days before for participants in the Farm Bureau 401(k) Plan).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E02361-P76271

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

FBL FINANCIAL GROUP, INC.

The Board of Directors recommends you vote FOR ALL of the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) James P. Brannen
02) Roger K. Brooks
03) Jerry L. Chicoine
04) Paul E. Larson

The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6.

	For	Against	Abstain
2. Approve the material terms of performance goals under the Management Performance Plan.	☐	☐	☐
3. Approve the material terms of performance goals under the Cash-Based Restricted Stock Unit Plan.	☐	☐	☐
4. Approve the material terms of performance goals under the Cash-Based Restricted Surplus Unit Plan.	☐	☐	☐
5. Advisory vote to approve named executive officer compensation.	☐	☐	☐
6. Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2016.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

FBL Financial Group, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.
In addition, you can view FBL's online annual report on the home page of its website, www.fblfinancial.com.

E02362-P76271

FBL FINANCIAL GROUP, INC.
Annual Meeting May 18, 2016
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned Class A shareholder of FBL Financial Group, Inc., an Iowa corporation, appoints Craig D. Hill and James P. Brannen, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the annual meeting of its shareholders to be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa, on May 18, 2016, at 1:00 p.m. and at any adjournment thereof, with all powers the undersigned would possess if personally present, as indicated on the reverse side.

THIS proxy will be voted "FOR ALL" nominees listed in Proposal 1 and "FOR" Proposals 2, 3, 4, 5 and 6, if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of Management.

ATTENTION participants in 401(k) Plan: If shares of FBL Financial Group, Inc. Class A Common Stock are held through Farm Bureau's 401(k) Plan, you should complete, sign and return this proxy card to instruct the trustee of the Plan how to vote these shares. Your proxy must be received no later than 11:59 P.M., Central Daylight Time, on May 16, 2016 so that the trustee of the Plan (who votes the shares on behalf of Plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Any shares of FBL Financial Group, Inc. Class A Common Stock held in the Farm Bureau 401(k) Plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the Plan that are timely voted.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side